Exhibit (a)(3)
Disclosure Statement
This Disclosure Statement is being furnished to you by (i) Stonepeak Catarina Holdings, LLC, a Delaware limited liability company (“Stonepeak Catarina” and, together with its subsidiaries, other than SNMP (as defined herein) and its subsidiaries, “Stonepeak”), SP Common Equity Subsidiary LLC, a Delaware limited liability company, Stonepeak Texas Midstream Holdco LLC, a Delaware limited liability company, Stonepeak Catarina Upper Holdings LLC, a Delaware limited liability company, Stonepeak Infrastructure Fund (Orion AIV) LP, a Delaware limited partnership, Stonepeak Associates LLC, a Delaware limited liability company, Stonepeak GP Holdings LP, a Delaware limited partnership, Stonepeak GP Investors LLC, a Delaware limited liability company, Stonepeak GP Investors Manager LLC, a Delaware limited liability company, and Michael Dorrell, a citizen of the United States of America (collectively, the “Stonepeak Filing Entities”), (ii) Sanchez Midstream Partners GP LLC, a Delaware limited liability company and the general partner of SNMP (the “General Partner”), and (iii) Sanchez Midstream Partners LP, a Delaware limited partnership (“SNMP”). On November 16, 2020, Stonepeak Catarina, SNMP and the General Partner entered into a letter agreement (the “Common Unit PIK Distribution Agreement”) pursuant to which Stonepeak Catarina, SNMP and the General Partner agreed that future quarterly distributions on the Class C Preferred Units representing limited partner interests in SNMP (“Class C Preferred Units”) are payable, at Stonepeak Catarina’s election, in common units representing limited partner interests in SNMP (“Common Units”) (any such quarterly distribution that is paid in Common Units, a “Common Unit PIK Distribution”) in lieu of a quarterly distribution paid in kind with additional Class C Preferred Units (such additional units, “Class C Preferred PIK Units”).
On February 1, 2021, Stonepeak Catarina acquired 22,274,869 Common Units with respect to the Common Unit PIK Distribution for the third quarter of 2020. In addition, on January 28, 2021, Stonepeak Catarina provided SNMP with its notice of election to receive a Common Unit PIK Distribution for the fourth quarter of 2020 (the “Fourth Quarter Common Unit PIK Distribution”), pursuant to which it will receive 12,445,491 Common Units.
As of the date of this Disclosure Statement, Stonepeak owns (i) 27,318,599 Common Units (32,118,949 Common Units assuming the full exercise of the Warrant (as defined below)), representing approximately 64.7% (68.3% assuming the full exercise of the Warrant) of the outstanding Common Units, (ii) all of the issued and outstanding Class C Preferred Units, (iii) a warrant (the “Warrant”) that entitles Stonepeak Catarina to receive junior securities of SNMP (including Common Units) representing 10% of all junior securities deemed outstanding when exercised, (iv) the non-economic general partner interest in SNMP and (v) all of SNMP’s incentive distribution rights. Following the Fourth Quarter Common Unit PIK Distribution, Stonepeak will own 39,764,090 Common Units (45,947,272 Common Units assuming the full exercise of the Warrant following the Fourth Quarter Common Unit PIK Distribution), representing approximately 72.7% (75.5% assuming the full exercise of the Warrant following the Fourth Quarter Common Unit PIK Distribution) of the outstanding Common Units. At any time Stonepeak holds more than 80% of the outstanding Common Units, whether as a result of Common Unit PIK Distributions, the exercise of the Warrant or other acquisition of Common Units, which could occur as early as the first quarter of 2021 (based on the price per Common Unit as of the date of this Disclosure Statement), and completes the Stonepeak LCR Transfer (as defined herein), Stonepeak will be able to cause the General Partner or a controlled affiliate of the General Partner to exercise the limited call right (the “limited call right”) provided for in Section 15.1 of the Third Amended and Restated Agreement of Limited Partnership of SNMP (the “Partnership Agreement”) to purchase all outstanding Common Units (other than Common Units held by the General Partner or its controlled affiliates). Stonepeak may cause the General Partner or a controlled affiliate of the General Partner to exercise the limited call right at any time it holds more than 80% of the outstanding Common Units and has completed the Stonepeak LCR Transfer, at a price per Common Unit determined pursuant to Section 15.1 of the Partnership Agreement. As of the date of this Disclosure Statement, the General Partner and its controlled affiliates do not own any Common Units.
The Common Unit PIK Distributions, the potential exercise of the Warrant and, if exercised, the exercise of the limited call right are referred to in this Disclosure Statement as the “Transactions.”

As of the date of this Disclosure Statement, Stonepeak has not exercised the Warrant and has not caused the exercise of the limited call right. However, the execution of the Common Unit PIK Distribution Agreement may be deemed to constitute a step towards one or more transactions that may constitute a “Rule 13e-3 transaction” under the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Disclosure Statement is being provided to holders of Common Units (“Common Unitholders”) in order to satisfy the requirements of Rule 13e-3 in connection with the Common Unit PIK Distribution Agreement.
NO VOTE OR ACTION OF COMMON UNITHOLDERS IS REQUIRED OR REQUESTED IN CONNECTION WITH ANY OF THE TRANSACTIONS. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. IF THE GENERAL PARTNER EXERCISES THE LIMITED CALL RIGHT, COMMON UNITHOLDERS ARE NOT REQUIRED TO MAKE ANY DECISION IN CONNECTION WITH THE LIMITED CALL RIGHT.
None of the Transactions have been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.
You are urged to read this Disclosure Statement in its entirety for a description of the Common Unit PIK Distribution Agreement, the Warrant and the limited call right.
The date of this Disclosure Statement is February 2, 2021.

Page
SUMMARY TERM SHEET	1
SPECIAL FACTORS	6
Background of the Transactions	6
Purpose of and Reasons for the Transactions; Consideration of Alternatives; Plans for SNMP After the Transactions	9
The Position of Stonepeak and SNMP Regarding the Fairness of the Common Unit PIK Distributions and, if Exercised, the Exercise of the Limited Call Right	12
Transactions and Arrangements Concerning the Common Units	14
Certain Effects of the Common Unit PIK Distributions and the Exercise of the Limited Call Right	14
Interests of Certain Persons in the Common Unit PIK Distributions and the Exercise of the Limited Call Right	15
Certain Relationships Between Stonepeak and SNMP	16
Effects on SNMP if the Transactions are Not Consummated	17
Possible Actions by Stonepeak with Regard to SNMP if the Common Unit PIK Distributions are Not Completed	18
THE TRANSACTIONS	19
The Common Unit PIK Distribution Agreement	19
Warrant Exercise	19
Limited Call Right	20
Material United States Federal Income Tax Consequences	20
Price Range of Common Units; Distributions on Common Units	23
Possible Effects of the Transactions on the Market for Common Units; Stock Exchange Listing; Registration Under the Exchange Act	23
Appraisal Rights; “Going-Private” Rules	24
Certain Information Concerning SNMP	25
Certain Information Concerning the Stonepeak Filing Entities	26
Source and Amount of Funds	27
Fees and Expenses	27
Miscellaneous	28

i

SUMMARY TERM SHEET
The following summary highlights and provides an overview of the transactions discussed in this Disclosure Statement and may not present all the information that is important to you. The summary also contains cross-references to the more detailed discussions elsewhere in the Disclosure Statement. You should carefully read this entire Disclosure Statement, the Transaction Statement on Schedule 13E-3 of which it forms a part and the other exhibits to the Transaction Statement on Schedule 13E-3.
Who are the parties filing the Transaction Statement on Schedule 13E-3?
The Stonepeak Filing Entities
Stonepeak Catarina is a Delaware limited liability company. Stonepeak owns (i) 27,318,599 Common Units (32,118,949 Common Units assuming the full exercise of the Warrant on the date of this Disclosure Statement), representing approximately 64.7% (68.3% assuming the full exercise of the Warrant on the date of this Disclosure Statement) of the outstanding Common Units, (ii) all of the issued and outstanding Class C Preferred Units, (iii) the non-economic general partner interest in SNMP and (iv) all of SNMP’s incentive distribution rights.
Stonepeak Texas Midstream Holdco LLC, a Delaware limited liability company, is the managing member of Stonepeak Catarina.
Stonepeak Catarina Upper Holdings LLC, a Delaware limited liability company, is the majority owner member of Stonepeak Texas Midstream Holdco LLC.
Stonepeak Infrastructure Fund (Orion AIV) LP, a Delaware limited partnership, is the managing member of Stonepeak Catarina Upper Holdings LLC.
Stonepeak Associates LLC, a Delaware limited liability company, is the managing member of Stonepeak Texas Midstream Holdco LLC and the general partner of Stonepeak Infrastructure Fund (Orion AIV) LP.
Stonepeak GP Holdings LP, a Delaware limited liability company, is the sole member of Stonepeak Associates LLC.
Stonepeak GP Investors LLC, a Delaware limited liability company, is the general partner of Stonepeak GP Holdings LP.
Stonepeak GP Investors Manager LLC, a Delaware limited liability company, is the managing member of Stonepeak GP Investors LLC.
Michael Dorrell serves as a managing member of Stonepeak GP Investors Manager LLC.
See “The Transactions — Certain Information Concerning the Stonepeak Filing Entities” for more information.
SNMP
SNMP is a Delaware limited partnership focused on the acquisition, development, ownership and operation of midstream and other energy-related assets in North America. See “The Transactions — Certain Information Concerning SNMP” for more information.
The General Partner
The General Partner is a Delaware limited liability company and the sole general partner of SNMP. As of the date of this Disclosure Statement, the General Partner and its controlled affiliates do not own any Common Units.
Why is Stonepeak Catarina entering into the Common Unit PIK Distribution Agreement?
Stonepeak Catarina is entering into the Common Unit PIK Distribution Agreement to allow it to elect to receive Common Units rather than Class C Preferred PIK Units in connection with future distributions on its Class C Preferred Units. The Common Unit PIK Distribution Agreement provides Stonepeak Catarina the opportunity to receive additional Common Units, which may lead to Stonepeak holding more than 80% of the outstanding Common Units, which after completing the Stonepeak LCR Transfer will enable Stonepeak to cause the General Partner or a controlled affiliate of the General Partner to exercise the limited call right provided for in Section 15.1 of the Partnership Agreement to purchase all, but not less than all, of the outstanding Common Units (other than Common Units held by the General Partner and its controlled affiliates). As a result, Stonepeak will be able to cause the General Partner or a controlled affiliate of the General Partner to exercise the limited call right at any time it holds more than 80% of the outstanding Common Units, whether as a result of Common Unit PIK Distributions, the exercise of the Warrant or other acquisition of Common Units, and completes the Stonepeak LCR Transfer, at a price per Common Unit determined pursuant to Section 15.1 of the Partnership Agreement. As of the date of this Disclosure Statement, Stonepeak owns (i) 27,318,599 Common Units (32,118,949 Common Units assuming the full exercise of the Warrant on the date of this Disclosure Statement), representing approximately 64.7% (68.3% assuming the full exercise of the Warrant on the date of this Disclosure Statement) of the outstanding Common Units, (ii) all of the issued and outstanding Class C Preferred Units, (iii) the non-economic general partner interest in SNMP and (iv) all of SNMP’s incentive distribution rights. As of the date of this Disclosure Statement, the General Partner and its controlled affiliates do not own any Common Units. See “Special Factors — Purpose of and Reasons for the Transactions; Consideration of Alternatives; Plans for SNMP After the Transactions” beginning on page 8 for more information.
What are the material terms of the Common Unit PIK Distribution Agreement?
Common Unit PIK Distributions
The Common Unit PIK Distribution Agreement provides that Stonepeak Catarina may elect to receive future quarterly distributions on Class C Preferred Units in Common Units in lieu of receiving additional Class C Preferred PIK Units. Pursuant to the Common Unit PIK Distribution Agreement, the number of Common Units Stonepeak Catarina will acquire in a Common Unit PIK Distribution will be determined as of the date of the notice of election delivered by Stonepeak Catarina to SNMP and will equal the product of: (i) the Class C Preferred Unit Distribution Rate (as defined in the Partnership Agreement) for such quarter divided by the greater of (1) $0.5252 (subject to adjustment for unit splits, unit combinations, unit dividends and other similar events) and (2) an amount equal to (a), if the Warrant has not been exercised in full, the product of 110% multiplied by the closing price per Common Unit on the last trading day immediately prior to the date of the notice of election, or (b), if the Warrant has been exercised in full, the closing price per Common Unit on the last trading day immediately prior to the date of the notice of election; multiplied by (ii) the number of Class C Preferred Units held by Stonepeak Catarina.
On February 1, 2021, Stonepeak Catarina acquired 22,274,869 Common Units with respect to the Common Unit PIK Distribution for the third quarter of 2020. In addition, on January 28, 2021, Stonepeak Catarina provided SNMP with its notice of election to receive the Fourth Quarter Common Unit PIK Distribution, pursuant to which it will receive 12,445,491 Common Units.
Conditions to Issuance of Common Unit PIK Distributions
Each issuance of Common Units in connection with a Common Unit PIK Distribution is subject to the satisfaction of the following conditions: (i) the Common Units to be received in such Common Unit PIK Distribution have been approved for listing by the NYSE American LLC (the “NYSE American”); (ii) there are no pending suits, actions or proceedings by or before any governmental authority challenging or seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by the Common Unit PIK Distribution Agreement; and (iii) each of Stonepeak Catarina, the General Partner and SNMP has complied with applicable federal securities laws applicable to the issuance of Common Units in any Common Unit PIK Distribution, including the Exchange Act and the rules and regulations promulgated thereunder.
The foregoing summary of the Common Unit PIK Distribution Agreement set forth above is qualified by reference to the full text of such agreement, which was previously filed as Exhibit (d)(1) to the Transaction Statement on Schedule 13E-3. For more information, see “The Transactions — The Unit Purchase Agreements.”

Are there any conditions to the exercise of the limited call right?
The General Partner and its controlled affiliates must hold more than 80% of the outstanding Common Units to be able to exercise the limited call right. Once Stonepeak holds more than 80% of the outstanding Common Units, whether as a result of Common Unit PIK Distributions, the exercise of the Warrant or other acquisition of Common Units, and completes the Stonepeak LCR Transfer, Stonepeak will be able to cause the General Partner or a controlled affiliate of the General Partner to exercise the limited call right. Stonepeak would effect any such exercise by: (i) transferring all of the Common Units held by it to the General Partner or a controlled affiliate of the General Partner (the “Stonepeak LCR Transfer”); and (ii) causing the General Partner, which under Section 15.1 of the Partnership Agreement has the right to exercise the limited call right, to either (a) exercise the limited call right or (b) assign and transfer such right to a controlled affiliate of the General Partner and then exercise (or cause the exercise) of such limited call right.
As of the date of this Disclosure Statement, Stonepeak owns (i) 27,318,599 Common Units (32,118,949 Common Units assuming the full exercise of the Warrant on the date of this Disclosure Statement), representing approximately 64.7% (68.3% assuming the full exercise of the Warrant on the date of this Disclosure Statement) of the outstanding Common Units, (ii) all of the issued and outstanding Class C Preferred Units, (iii) the non-economic general partner interest in SNMP and (iv) all of SNMP’s incentive distribution rights. Following the Fourth Quarter Common Unit PIK Distribution, Stonepeak and its affiliates will own 39,764,090 Common Units (45,947,272 Common Units assuming the full exercise of the Warrant following the Fourth Quarter Common Unit PIK Distribution), representing approximately 75.5% (72.7% assuming the full exercise of the Warrant after the Fourth Quarter Common Unit PIK Distribution) of the outstanding Common Units. As of the date of this Disclosure Statement, the General Partner and its controlled affiliates do not own any Common Units.
If the limited call right is exercised, when and how much will I be paid?
Stonepeak will be able to cause the General Partner or a controlled affiliate of the General Partner to exercise the limited call right at any time it holds more than 80% of the outstanding Common Units, whether as a result of Common Unit PIK Distributions, the exercise of the Warrant or other acquisition of Common Units, and completes the Stonepeak LCR Transfer. If the limited call right is exercised, the General Partner will cause the transfer agent to mail to each Common Unitholder a notice of the General Partner’s (or its controlled affiliate’s) election to purchase its Common Units, and such Common Unitholder will receive, for each Common Unit, a cash payment equal to the price determined pursuant to Section 15.1 of the Partnership Agreement, which would be the greater of: (i) the average of the daily closing price of Common Units on the NYSE American for the 20 consecutive trading days immediately prior to the date that is three business days prior to the date that the notice of the exercise of the limited call right is mailed pursuant to the Partnership Agreement; and (ii) the highest price paid by the General Partner or any of its controlled affiliates for any Common Unit purchased during the 90-day period preceding the date that the notice of the exercise of the limited call right is mailed pursuant to the Partnership Agreement (the “Limited Call Price”). At any time prior to the exercise of the limited call right, if exercised, Stonepeak and its affiliates, other than the General Partner and the General Partner’s controlled affiliates, could purchase on the open market, or otherwise acquire, Common Units at a price greater than the price to be paid in such exercise of the limited call right.
Pursuant to the Partnership Agreement, the General Partner or a controlled affiliate must provide at least 10, but not more than 60, days’ notice of its exercise of the limited call right prior to the purchase date.
In addition, if the limited call right is exercised, an amendment to the Transaction Statement on Schedule 13E-3, which this Disclosure Statements forms a part, will be filed with the SEC and a press release will be issued describing the material terms of such exercise of the limited call right, including the Limited Call Price. Pursuant to the Partnership Agreement, the General Partner’s (or its controlled affiliate’s) notice of election to purchase will also be published for three consecutive days in at least two daily newspapers of general circulation.
Will Stonepeak have the financial resources to pay for all of the Common Units that it will acquire if the limited call right is exercised?
For illustrative purposes only, if the limited call right were exercise on the date of this Disclosure Statement, based on the average of the daily closing prices on the NYSE American for the 20 consecutive trading days immediately prior to the date of this Disclosure Statement, Stonepeak estimates that the total funds required for the General Partner to purchase all of the outstanding Common Units (other than Common Units held by the General Partner or its controlled affiliates), and to pay related fees and expenses, would be approximately $14.0 million. Stonepeak would provide the General Partner with sufficient funds to complete the exercise of the limited call right. The General Partner expects to fund these payments through either a capital contribution or an intercompany loan from Stonepeak. Stonepeak expects that it would use cash then on hand to fund any such contribution or intercompany loan. See “The Transaction — Source and Amount of Funds” for more information.
Is this the first step in a “going-private” transaction?
Yes, assuming that Stonepeak holds more than 80% of the outstanding Common Units, whether as a result of Common Unit PIK Distributions, the exercise of the Warrant or other acquisition of Common Units, and completes the Stonepeak LCR Transfer, Stonepeak will be able to cause the General Partner or a controlled affiliate of the General Partner to exercise the limited call right. If the limited call right is exercised, the General Partner or one of its controlled affiliates will purchase all of the Common Units (other than Common Units held by the General Partner or its controlled affiliates) SNMP will cease to be a public company, registration of Common Units under the Exchange Act will be terminated and Common Units will cease to be quoted on the NYSE American. See “The Transaction — Appraisal Rights; “Going-Private” Rules” beginning on page 20.
Has Stonepeak negotiated, or sought the approval of, the terms of the Common Unit PIK Distribution Agreement with SNMP, the board of directors of the General Partner or a committee thereof?
Yes. The terms of the Common Unit PIK Distribution Agreement were negotiated with the conflicts committee (the “Conflicts Committee”) of the board of directors of the General Partner (the “SNMP Board”). On November 16, 2020, the Conflicts Committee approved the Common Unit PIK Distribution Agreement and recommended to the SNMP Board that it approve the Common Unit PIK Distribution Agreement. Following the approval and recommendation of the Conflicts Committee, on November 16, 2020, the SNMP Board approved the Common Unit PIK Distribution Agreement.
Are appraisal rights available in connection with the exercise of the limited call right?
Appraisal rights are not available in connection with the exercise of the limited call right. Unlike the stock of a corporation, the Delaware law governing limited partnerships does not provide for appraisal rights unless such rights are contained in the partnership agreement. The Partnership Agreement does not provide for any rights to appraisal. See “The Transactions — Appraisal Rights; “Going-Private” Rules” beginning on page 20.
Do the Stonepeak Filing Entities have any plans for SNMP after the exercise of the limited call right?
If exercised, upon completion of the exercise of the limited call right, the Stonepeak Filing Entities expect the Common Units to be delisted from the NYSE American and deregistered under the Exchange Act. Once the registration of the Common Units under the Exchange Act has been terminated, SNMP will no longer be required to file periodic reports with the SEC. See “The Transactions — Possible Effects of the Transactions on the Market for Common Units; Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations.”
The Stonepeak Filing Entities currently expect that, if the limited call right is exercised, then, following such exercise SNMP would become an indirect wholly owned subsidiary of Stonepeak. Stonepeak further expects that it would continue to operate SNMP as a going concern under its control and to review SNMP’s assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine which changes may be necessary should the limited call right be exercised. The Stonpeak Filing Entities expressly reserve the right to make any changes to its future plans that it deems necessary or appropriate in light of its review or future developments. See “Special Factors — Purpose of and Reasons for the Transactions; Consideration of Alternatives; Plans for SNMP After the Transactions” beginning on page 8 for more information.

Am I requested, required or entitled to make any decisions in connection with Common Unit PIK Distributions or, if exercised, the exercise of the limited call right?
You are not requested, required or entitled to make any decisions in connection with Common Unit PIK Distributions or, if exercised, the exercise of the limited call right. If Stonepeak holds more than 80% of the outstanding Common Units, whether as a result of Common Unit PIK Distributions, the exercise of the Warrant or other acquisition of Common Units, the Stonepeak LCR Transfer occurs and Stonepeak causes the General Partner or a controlled affiliate of the General Partner to exercise the limited call right, Stonepeak will acquire all outstanding Common Units through no action of Common Unitholders due to the fact that the limited call right is a contractual provision contained in the Partnership Agreement that Common Unitholders are deemed to accept.
What are the United States federal income tax consequences of having Common Units purchased as a result of the limited call right?
In general, if you are a U.S. Holder (as defined in “The Transactions — Material United States Federal Income Tax Consequences”), the sale of Common Units for cash pursuant to the exercise of the limited call right will be a taxable transaction in which you will recognize gain or loss for United States federal income tax purposes. A portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by SNMP and its subsidiaries. Passive losses that were not deductible by a U.S. Holder in prior taxable periods may become available to offset a portion of the gain recognized by such U.S. Holder. See “The Transactions — Material United States Federal Income Tax Consequences” beginning on page 17 for more information.

SPECIAL FACTORS
Background of the Transactions
As more fully described in the section entitled “— Certain Relationships Between Stonepeak and SNMP,” SNMP is managed and operated by the executive officers of the General Partner and the SNMP Board. Since September 7, 2020, Stonepeak has owned the General Partner and has had the right to appoint the entire SNMP Board, including the independent directors appointed in accordance with the listing standards of the NYSE American. The independent directors currently serving on the SNMP Board, Richard S. Langdon and Alan S. Bigman, have served as independent directors of the General Partner or SNMP’s predecessor since 2006 and 2014, respectively.
In October 2015, Stonepeak Catarina purchased 19,444,445 Class B Preferred Units representing limited partner interests in SNMP (“Class B Preferred Units”) from SNMP for approximately $350.0 million in a privately negotiated transaction. In connection with the purchase of the Class B Preferred Units, Stonepeak Catarina, SNMP and the General Partner entered into a board representation and standstill agreement, which provided Stonepeak Catarina the right to designate two persons to serve as directors on the SNMP Board and prohibited Stonepeak Catarina from engaging in certain transactions relating to SNMP and the General Partner. Stonepeak Catarina designated Jack Howell and Luke Taylor to serve as directors on the SNMP Board.
In December 2016 and January 2017, Stonepeak Catarina acquired an additional 11,556,442 Class B Preferred Units in accordance with the terms of the Second Amended and Restated Agreement of Limited Partnership of SNMP and a settlement agreement and mutual release between Stonepeak Catarina and SNMP.
In February 2017, the SNMP Board elected to, and Stonepeak Catarina consented to, the payment of a portion of the quarterly distribution on Class B Preferred Units with respect to the fourth quarter of 2016 in the form of 208,594 Common Units.
In May 2017, the SNMP Board elected to, and Stonepeak Catarina consented to, the payment of a portion of the quarterly distribution on Class B Preferred Units with respect to the first quarter of 2017 in the form of 184,697 Common Units.
In August 2019, Stonepeak Catarina exchanged all of the Class B Preferred Units held by it for newly issued Class C Preferred Units and the Warrant in a privately negotiated transaction. The Class C Preferred Units, unlike the Class B Preferred Units, are not convertible into Common Units and are redeemable by SNMP subject to the terms of the Partnership Agreement. Additionally, Stonepeak Catarina, SNMP and the General Partner entered into the Board Representation Agreement (as defined below).
On September 7, 2020, Stonepeak Catarina entered into a contribution and exchange agreement (the “Contribution Agreement”) with SP Capital Holdings, LLC (“SP Capital”) and SP Common Equity LLC (“SPCE”). Pursuant to the Contribution Agreement: (i) SP Capital contributed 100% of the issued and outstanding membership interest in SP Holdings, LLC, the sole member of the General Partner (“SP Holdings”), to Stonepeak Catarina; (ii) SPCE irrevocably committed to contribute 100% of the issued and outstanding membership interests in SP Common Equity Subsidiary LLC, a wholly owned subsidiary of SPCE (“SP Common Equity Subsidiary”), to Stonepeak Catarina; and (iii) Stonepeak Catarina issued membership interests in Stonepeak Catarina to SP Capital and SPCE (collectively, the “SNMP GP Acquisition”).
In connection with the SNMP GP Acquisition, Antonio R. Sanchez, Jr. and certain affiliates of Mr. Sanchez (the “Sanchez Holders”) irrevocably committed to contribute 4,650,439 Common Units (including 140,647 Common Units that are subject to vesting) held by the Sanchez Holders to SP Common Equity Subsidiary. As a result of the closing of the SNMP GP Acquisition, Stonepeak Catarina became the indirect holder of 4,650,439 Common Units, the non-economic general partner interest in SNMP and all of SNMP’s incentive distribution rights.
Additionally, on September 7, 2020, in connection with the SNMP GP Acquisition, SP Holdings, as the sole member of the General Partner, entered into an amendment to the Limited Liability Company

Agreement of the General Partner to reduce the number of required independent directors on the SNMP Board and the audit committee of the SNMP Board from three to two, in each case in compliance with the rules and regulations of the NYSE American. As a result of the consummation of the SNMP GP Acquisition, (i) Eduardo A. Sanchez and Patricio D. Sanchez resigned from their positions as directors on the SNMP Board, (ii) G. M. Byrd Larberg was removed from his position as a director on the SNMP Board and (iii) John T. Steen, III, Michael Bricker and Steven E. Meisel were appointed to serve as directors on the SNMP Board.
On October 6, 2020, Stonepeak proposed non-binding discussions with the SNMP Board about terminating, or alternatively, amending and restating, the amended and restated shared services agreement, dated as of March 6, 2015 (the “Shared Services Agreement”), by and between SP Holdings and SNMP. The Shared Services Agreement can be terminated by either party at any time by 180 days’ prior written notice to the other party. The Shared Services Agreement provides that if there is a termination other than by either party at the end of the Shared Services Agreement’s term, by SNMP for an uncured breach by SP Holdings, or by SNMP upon a change of control of SP Holdings, then SNMP will owe a termination payment to SP Holdings in an amount equal to $5,000,000 plus 5% of the transaction value of all asset acquisitions theretofore consummated (the “Termination Fee”). Pursuant to the Board Representation Agreement (as defined below), SNMP must obtain Stonepeak’s consent to terminate the Shared Services Agreement. If the Shared Services Agreement is terminated and SNMP is required to pay the Termination Fee, Stonepeak estimates that such Termination Fee would be in excess of $40 million, inclusive of the accrued quarterly asset management fee payable in Common Units each quarter the Shared Services Agreement is in effect. In accordance with the Shared Services Agreement, SP Holdings has the option to receive payment of such Termination Fee in cash or Common Units.
As an alternative to terminating the Shared Services Agreement, Stonepeak also proposed to the SNMP Board amending and restating the Shared Services Agreement to, among other things, eliminate SP Holdings’ right to receive certain substantial fees payable by SNMP for services rendered to SNMP and upon termination of the Shared Services Agreement, in exchange for the issuance by SNMP of a number of Common Units to SP Holdings, the exact amount of which would be subject to negotiation.
On October 7, 2020, the SNMP Board referred the assessment of Stonepeak’s Shared Services Agreement proposal to the Conflicts Committee, which consists of two independent directors, Richard S. Langdon and Alan S. Bigman. Subsequent to the referral of the assessment of Stonepeak’s proposal regarding the Shared Services Agreement, the Conflicts Committee engaged the law firm of Hall, Estill, Hardwick, Gable, Golden & Nelson as legal advisor to the Conflicts Committee (“Hall Estill”).
On October 9, 2020, and again on October 13, 2020, the Conflicts Committee met telephonically, with representatives of Hall Estill in attendance, to discuss and consider Stonepeak’s request to engage in discussions regarding the termination of the Shared Services Agreement.
On October 15, 2020, the Conflicts Committee met telephonically, with representatives of Hall Estill and the General Partner’s Chief Executive Officer Gerry Willinger and Chief Financial Officer Charles Ward in attendance, to discuss and consider alternatives with respect to and the history of the Shared Services Agreement.
On October 19, 2020 the Conflicts Committee met telephonically, with Messrs. Willinger and Ward and a representative of Hunton Andrews Kurth LLP, legal advisor to SNMP (“HAK”), in attendance, for additional discussion of alternatives with respect to the Shared Services Agreement. Later on October 19, 2020, the Conflicts Committee reconvened telephonically, with representatives of Hall Estill in attendance, to continue such discussion.
On October 22, 2020, the Conflicts Committee met telephonically, with representatives of Hall Estill in attendance, in preparation for the Conflicts Committee members’ discussion later that same day with representatives of Stonepeak, during which Stonepeak provided the Conflicts Committee with additional details and context for Stonepeak’s consideration of alternatives with respect to the Shared Services Agreement.
On October 23, 2020 and October 25, 2020, the Conflicts Committee met telephonically, with a representative of Hall Estill in attendance, during which such representative of Hall Estill provided the

Conflicts Committee with an update regarding a discussion she had had with representatives of Sidley Austin LLP, legal advisor to Stonepeak (“Sidley”), pertaining to Stonepeak’s consideration of alternatives with respect to the Shared Services Agreement.
On October 30, 2020, the Conflicts Committee members met telephonically with representatives of Stonepeak. Recognizing the impending in-kind quarterly distribution on Class C Preferred Units, discussions regarding the Shared Services Agreement were postponed and discussions regarding the potential for Stonepeak to receive Common Units in lieu of additional Class C Preferred PIK Units for future quarterly distributions on Class C Preferred Units began.
On November 2, 2020, the Conflicts Committee met telephonically, with representatives of Hall Estill in attendance, to preliminarily discuss SNMP potentially issuing Common Units to Stonepeak in lieu of additional Class C Preferred PIK Units for future quarterly distributions on Class C Preferred Units.
On November 6, 2020, on behalf of Stonepeak, representatives of Sidley sent a draft of the Common Unit PIK Distribution Agreement to representatives of HAK, which was distributed to the Conflicts Committee and Hall Estill.
On November 9, 2020, the Conflicts Committee met telephonically, with representatives of Hall Estill in attendance, to discuss the draft Common Unit PIK Distribution Agreement.
On November 9, 2020, Stonepeak received an unsolicited non-binding indication of interest regarding SNMP from a privately held company focused on the acquisition of midstream assets using private equity capital (“Party A”) at a price less than the liquidation preference on the currently outstanding Class C Preferred Units, which was $418.7 million, as of December 18, 2020. The indication of interest was subject to further diligence by the third party and negotiation of the ultimate purchase price and transaction structure.
On November 11, 2020, representatives of HAK sent a revised draft of the Common Unit PIK Distribution Agreement to representatives of Sidley. The revised draft of the Common Unit PIK Distribution Agreement proposed a conversion price formula for determination of the number of Common Units to be received in a Common Unit PIK Distribution, based on 110% of the average of the daily closing price per Common Unit for the twenty (20) consecutive days prior to the date of Stonepeak’s written notice electing a Common Unit PIK Distribution for the applicable quarter, rather than providing for a fixed conversion price.
On November 12, 2020, prior to a regularly scheduled SNMP Board meeting, the indication of interest received by Stonepeak was shared via email with all members of the SNMP Board.
After consideration of the indication of interest, Stonepeak determined that it was not in the best interests of SNMP or the Common Unitholders to pursue the potential transaction further given that the indicated purchase price was less than the liquidation preference of the currently outstanding Class C Preferred Units, and such determination was communicated to Party A. As a result of Stonepeak’s determination, the Board did not take any action with respect to the indication of interest.
Also on November 12, 2020, representatives of Sidley, on behalf of Stonepeak, sent a revised draft of the Common Unit PIK Distribution Agreement to representatives of HAK, which was distributed to the Conflicts Committee and Hall Estill. The revised draft reflected Stonepeak’s response to the proposed conversion price formula, including that the 10% premium to the current market price would only apply while the Warrant is outstanding.
On November 13, 2020, representatives of HAK sent a revised draft of the Common Unit PIK Distribution Agreement to representatives of Sidley, which was distributed to the Conflicts Committee and Hall Estill. Such draft affirmed the Common Unit PIK Distribution for the third quarter 2020 was to be calculated using the same conversion price formula as applicable to the Common Unit PIK Distribution for future quarters. Such draft also provided that the conversion price would be determined by the closing price per Common Unit on the last trading day of the calendar month following the end of the applicable quarter.
On November 13, 2020 the Conflicts Committee met telephonically, with representatives of Hall Estill in attendance, to consider the November 13th draft of the Common Unit PIK Distribution Agreement.

Later on November 13, 2020, representatives of HAK sent a revised draft of the Common Unit PIK Distribution Agreement to representatives of Sidley, which was distributed to the Conflicts Committee and Hall Estill. Such draft reflected calculation of 22,274,886 Common Units to be issued for the Common Unit PIK Distribution for the third quarter 2020, established that the conversion price for determination of the number of Common Units to be received in a Common Unit PIK Distribution shall not be less than $0.5252 (subject to adjustment for unit splits, unit combinations, unit dividends and other similar events), and modified that the conversion price would be determined by the closing price per Common Unit on the last trading day immediately prior to the date of Stonepeak’s written notice electing a Common Unit PIK Distribution for the applicable quarter.
On November 16, 2020, representatives of HAK sent a revised draft of the Common Unit PIK Distribution Agreement to representatives of Sidley, which was distributed to the Conflicts Committee and Hall Estill. Such draft corrected the calculation of Common Units to be issued for the Common Unit PIK Distribution for the third quarter 2020 at 22,274,869 Common Units.
Also on November 16, 2020, the Conflicts Committee met telephonically, with representatives of Hall Estill in attendance, to consider whether to approve the Common Unit PIK Distribution Agreement. Upon a recess in the Conflicts Committee meeting, the SNMP Board met, approving a resolution officially referring the potential conflict of interest inherent in the transactions contemplated by the Common Unit PIK Distribution Agreement to the Conflicts Committee and ratifying its and its advisors’ actions within the scope of that delegation. Then the Conflicts Committee resumed its meeting and (i) determined in good faith the transactions contemplated by the Common Unit PIK Distribution Agreement to be advisable and fair to and in the best interests of SNMP and holders of Common Units that are not affiliated with the General Partner, (ii) approved such transactions and (iii) recommended that the SNMP Board approve such transactions and the Common Unit PIK Distribution Agreement, which approval constituted Special Approval pursuant to the Partnership Agreement.
Later on November 16, 2020, the SNMP Board met telephonically, with representatives of HAK in attendance, to consider whether to approve the Common Unit PIK Distribution Agreement. At the meeting, the SNMP Board (i) approved the Common Unit PIK Distribution Agreement and the transactions contemplated thereby and (ii) determined that the Common Unit PIK Distribution Agreement and the transactions contemplated thereby and, if exercised, the limited call right, are both financially and procedurally fair to holders of Common Units that are not affiliated with the General Partner (the “Unaffiliated Unitholders”).
Following the November 16, 2020 meetings of the Conflicts Committee and the SNMP Board, Stonepeak Catarina, SNMP and the General Partner executed the Common Unit PIK Distribution Agreement.
On January 28, 2021, Stonepeak Catarina provided SNMP with its notice of election to receive the Fourth Quarter Common Unit PIK Distribution, pursuant to which it will receive 12,445,491 Common Units.
Purpose of and Reasons for the Transactions; Consideration of Alternatives; Plans for SNMP After the Transactions
As described above, Stonepeak Catarina may elect to receive future quarterly distributions on Class C Preferred Units in Common Units. Once Stonepeak holds more than 80% of the outstanding Common Units and completes the Stonepeak LCR Transfer, Stonepeak will be able to cause the General Partner or a controlled affiliate of the General Partner to exercise the limited call right to acquire all outstanding Common Units (other than Common Units held by the General Partner or its controlled affiliates). Together, these transactions would constitute a “going-private” transaction with respect to SNMP.
Each of Stonepeak, the Conflicts Committee and the SNMP Board reached the decision to enter into the Common Unit PIK Distribution Agreement based on its belief that doing so was in the best interest of, or not adverse to the best interests of, SNMP and was preferable to continuing to receive quarterly distributions on Class C Preferred Units in Class C Preferred PIK Units. Stonepeak’s, the Conflicts Committee’s and the SNMP Board’s belief was based on their respective consideration of various reasons.

The Conflicts Committee specifically considered:
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the Partnership Agreement provides that SNMP is required to pay the distributions on Class C Preferred Units (the “Class C Preferred Quarterly Distribution”) in cash, except to the extent (a) Available Cash (as defined in the Partnership Agreement) is insufficient to pay the Class C Preferred Quarterly Distribution or (b) such payments are prohibited by SNMP’s material financing documents;

•
for the third quarter of 2020 SNMP would be required to pay the Class C Preferred Quarterly Distribution in Class C Preferred PIK Units;

•
although satisfaction of the Class C Preferred Quarterly Distribution in the Common Units will significantly dilute the interests of holders of Common Units, because Common Units are fully subordinated to Class C Preferred Units, issuance of Common Units is less dilutive than an issuance of Class C Preferred PIK Units;

•
each election by Stonepeak to receive Class C Preferred Quarterly Distribution in the Common Units will prevent further subordination of the Common Units to Class C Preferred Units;

•
the Conflicts Committee members’ long service as independent directors on the SNMP Board provides them familiarity with SNMP’s business, competitive position in its industry, assets, liabilities, historical and current financial performance, and results of operation, including the recent amendment of certain of its debt covenants and the requirement for re-financing of its current debt facility in September 2021;

•
SNMP’s dependence on Mesquite Energy, Inc. (“Mesquite”), a company with a history of financial troubles that has recently emerged from bankruptcy, including recognition that Mesquite is SNMP’s only customer for utilization of its Western Catarina gathering system;

•
the outlook for the midstream industry generally, current equity market conditions for midstream and oil and gas-related companies (and master limited partnerships (“MLPs”) such as SNMP in particular), and other general economic and market conditions, including as affected by global spread of the COVID-19 virus, the decline of crude oil prices, and an uncertain regulatory environment;

•
recognition that the transactions contemplated by the Common Unit PIK Distribution Agreement may facilitate the General Partner and its controlled affiliates satisfying the ownership conditions of the limited call right;

•
the limited call right, and the pricing determination applicable to such limited call right, is pursuant to a pre-existing contractual provision of the Partnership Agreement, which Partnership Agreement was authorized and approved by SNMP on or before August 2, 2019;

•
the Conflicts Committee members do not own any Class C Preferred Units but own only Common Units (and equity incentive awards that are granted to either of them under the SNMP’s equity incentive plans);

•
Common Unitholders are not required or being requested to approve the transactions contemplated by the Common Unit PIK Distribution Agreement;

•
certain Common Unitholders may have acquired their Common Units at prices higher than current trading prices; and

•
none of Stonepeak, the Conflicts Committee, nor the SNMP Board has requested or received any opinion as to the fairness of the transactions contemplated by the Common Unit PIK Distribution Agreement.

Stonepeak and the SNMP Board additionally considered:
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SNMP’s inability to make cash distribution due to the restrictions on the payment of cash distributions under its credit agreement and the Partnership Agreement;

•
the belief that paying quarterly distributions on Class C Preferred Units in Common Units is a beneficial alternative relative to further subordination of Common Units;

•
the belief that continuing the payment of quarterly distributions on Class C Preferred Units in Class C Preferred PIK Units increases the likelihood that Common Unitholders would not receive distributions on their Common Units, whether via a quarterly cash distribution or a liquidating cash distribution, in the future;

•
the belief that preventing further subordination of Common Units benefits Common Unitholders, whether or not the limited call right is exercised;

•
the belief that renegotiating or terminating the Shared Services Agreement would take longer and increase the subordination of Common Units, and with the impending quarterly distribution with respect to the third quarter of 2020, there was an opportunity to prevent further subordination of Common Units;

•
the consideration to be paid in the exercise of the limited call right is payable fully in cash, which provides Common Unitholders with the ability to invest the proceeds as they see fit;

•
Stonepeak’s familiarity with the business, operations, properties, assets, financial condition, business strategy, and prospects of SNMP, the nature of the midstream oil and natural gas industry and the energy industry in general, industry trends, the regulatory and legislative environment relevant to the industry in which SNMP operates, global and national economic and market conditions, the depressed market for MLPs, and the ability of MLPs to access the debt and equity capital markets, both on a historical and on a prospective basis;

•
the impact of the global COVID-19 pandemic and the resulting disruptions to global oil and gas supply and demand, which exacerbated already weak market conditions for the oil and gas industry generally, and companies operating in the industry, including SNMP;

•
ongoing challenges to SNMP’s current and future performance, including changes in commodity prices and SNMP’s dependence on Mesquite Energy, Inc., a company that recently emerged from bankruptcy and appears to be in a troubled financial condition, as its only current customer for utilization of SNMP’s Western Catarina gathering system and as SNMP’s primary customer for utilization of its other midstream assets, which limit SNMP’s operating and growth prospects; and

•
the ability to realize cost savings through the elimination of the expenses of maintaining SNMP as a public company.

Each of Stonepeak and the SNMP Board was aware of and considered the interests that certain executive officers and directors of the General Partner may have with respect to the limited call right in addition to their interests as unitholders, as described in “— Interests of Certain Persons in the Common Unit PIK Distributions and the Exercise of the Limited Call Right” beginning on page 13.
The foregoing discussion summarizes the material factors considered by Stonepeak, the Conflicts Committee and the SNMP Board in their consideration of the Common Unit PIK Distribution Agreement. In view of the wide variety of factors considered by Stonepeak, the Conflicts Committee and the SNMP Board, the amount of information considered and the complexity of these matters, none of Stonepeak, the Conflicts Committee nor the SNMP Board found it practicable to, and did not attempt to, rank, quantify, make specific assignments of, or otherwise assign relative weights to, the specific factors considered in reaching its respective determination. Instead, Stonepeak, the Conflicts Committee and the SNMP Board considered these factors as a whole, and in their totality, considered them to be favorable to, and support, their determination.
Except as otherwise described in this Disclosure Statement, the Stonepeak Filing Entities have no current plans or proposals or negotiations that relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving SNMP; (ii) any purchase, sale or transfer of a material amount of assets of SNMP; (iii) any change in the present distribution rate or distribution policy of SNMP; (iv) any change in the management of SNMP or any change in any material term of the employment contract of any executive officer of the General Partner; or (v) any other material change in the business of SNMP.
The Stonepeak Filing Entities currently expect that, if the limited call right is exercised, then, following such exercise SNMP would become an indirect wholly owned subsidiary of Stonepeak. The Stonepeak Filing

Entities further expect that it would continue to operate SNMP as a going concern under its control and to review SNMP’s assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine which changes may be necessary should the limited call right be exercised. The Stonepeak Filing Entities expressly reserve the right to make any changes to its future plans that it deems necessary or appropriate in light of its review or future developments.
If exercised, upon completion of the exercise of the limited call right, the Stonepeak Filing Entities expect the Common Units to be delisted from the NYSE American and deregistered under the Exchange Act. Once the registration of the Common Units under the Exchange Act has been terminated, SNMP will no longer be required to file periodic reports with the SEC. See “The Transactions — Possible Effects of the Transactions on the Market for Common Units; Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations.”
The Position of Stonepeak and SNMP Regarding the Fairness of the Common Unit PIK Distributions and, if Exercised, the Exercise of the Limited Call Right
Under SEC rules governing “going private” transactions, Stonepeak and SNMP are required to express their respective belief as to the fairness of the Common Unit PIK Distribution Agreement and, if exercised, the exercise of the limited call right by the General Partner or a controlled affiliate of the General Partner to Unaffiliated Unitholders. Stonepeak and SNMP have concluded that the Common Unit PIK Distribution Agreement and, if exercised, the exercise of the limited call right are both financially and procedurally fair to the Unaffiliated Unitholders. Stonepeak and SNMP based this conclusion on the following material factors:
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the Common Unit PIK Distribution Agreement resulted from an arm’s length negotiation between the Conflicts Committee and Stonepeak;

•
each election by Stonepeak Catarina to receive a Common Unit PIK Distribution would prevent further subordination of Common Units to Class C Preferred Units; for example, prior to Common Unitholders being entitled to distributions on their Common Units, Class C Preferred Units must be redeemed at their liquidation value, which was approximately $411.8 million as of September 30, 2020 and increases by approximately 12.5% per annum with any in-kind quarterly distributions on Class C Preferred Units;

•
SNMP’s historical and current financial performance and results of operations, which have resulted in tightness in the terms of SNMP’s credit agreement, its prospects and long-term strategy which will require a re-financing of SNMP’s credit agreement in September 2021, its competitive position in its industry, the outlook for the midstream industry generally and general economic and market conditions;

•
SNMP’s dependence on Mesquite Energy, Inc., a company that recently emerged from bankruptcy and appears to be in a troubled financial condition, as its only current customer for utilization of SNMP’s Western Catarina gathering system and as SNMP’s primary customer for utilization of its other midstream assets, limits SNMP’s operating and growth prospects;

•
current equity market conditions for midstream and oil and gas related companies generally, and MLPs in particular, which have deteriorated further in light of the global spread of the COVID-19 virus and the decline in crude oil prices, limit SNMP’s growth prospects;

•
a recent unsolicited non-binding indication of interest received by the General Partner that would imply zero value associated with Common Units;

•
the exercise of the limited call right is pursuant to a pre-existing contractual provision in the Partnership Agreement;

•
the consideration to be paid in the exercise of the limited call right is payable fully in cash, which provides Common Unitholders with the ability to invest the proceeds as they see fit;

•
each member of the Conflicts Committee satisfies the requirements for serving on the Conflicts Committee as required under the Partnership Agreement, including the requirement that all members of the Conflicts Committee be independent directors;

•
the members of the Conflicts Committee have served on the SNMP Board and are familiar with, and understand, the businesses, assets, liabilities, results of operations, financial condition and competitive positions and prospects of SNMP;

•
the members of the Conflicts Committee are compensated for their services, and their compensation is in no way contingent on their approving the Common Unit PIK Distribution Agreement; and

•
the exercise of the limited call right would not be subject to any financing condition.

Stonepeak Catarina also considered the following factors, several of which it considered negatively in its considerations concerning the fairness of the terms of the Common Unit PIK Distribution Agreement and, if exercised, the exercise of the limited call right:
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the Limited Call Price cannot be determined until Stonepeak causes the General Partner or a controlled affiliate of the General Partner to hold the requisite number of Common Units and exercise the limited call right;

•
Common Unit PIK Distributions will significantly dilute the interests of Common Unitholders;

•
the Limited Call Price could be less than the current trading price of Common Units. Common Units have in the past traded at higher levels than the current trading price. Common Units reached an all-time high trading price (unadjusted for unit splits) of $57.40 per Common Unit in the third quarter of 2007 and an all-time low trading price of $0.15 per Common Unit in the first quarter of 2020. This trading price history suggests that certain Common Unitholders may have acquired their Common Units at prices higher than the current trading levels;

•
the lack of feasibility in pursuing open market purchases of Common Units or negotiated purchases of Common Units from third parties given the lack of large Common Unitholders;

•
the increased time and expense of commencing a tender offer to purchase Common Units;

•
none of Stonepeak, the Conflicts Committee nor the SNMP Board has requested or received any opinion as to the fairness of the Common Unit PIK Distributions or the terms of the Common Unit PIK Distribution Agreement, from a financial point of view, to the Unaffiliated Unitholders

•
any Common Unitholder whose Common Units are purchased upon exercise of the limited call right will cease to participate in future earnings or growth, if any, of SNMP and will not benefit from increases, if any, in SNMP’s value, including any increases due to an improvement in general economic or industry conditions; and

•
as described in “The Transactions — Material United States Federal Income Tax Consequences,” the sale of Common Units pursuant to the exercise of the limited call right will be a taxable transaction to Common Unitholders.

Neither Stonepeak nor SNMP found it practicable to assign, nor did it assign, specific relative weights to the individual factors considered in reaching its conclusion as to fairness. Stonepeak also did not consider the liquidation value of SNMP’s assets, and did not perform a liquidation analysis, because it considers SNMP to be a viable going concern. Therefore, no appraisal of liquidation value was sought for purposes of valuing Common Units, and Stonepeak believes that the liquidation value of Common Units is irrelevant to a determination as to whether the Transactions are fair to Unaffiliated Unitholders. Stonepeak did not consider net book value in reaching its conclusion as to fairness because of its belief that net book value is an accounting concept that does not present a meaningful valuation metric for SNMP and its business, as SNMP’s value is derived from the cash flows generated by its subsidiaries’ continuing operations rather than from its historical costs.
While Stonepeak considered the trading history of Common Units and noted that, at various times, this trading history reflected prices above the current trading price, Stonepeak concluded that these factors were not important in determining present value. In Stonepeak’s judgment, the historical trading prices for Common Units are not indicative of the value of the Common Units as of the date of this Disclosure Statement in light of SNMP’s current financial condition, business operations and future prospects.
Stonepeak is not aware of any firm offers made by third parties to acquire SNMP during the past two years, however, Stonepeak did receive one indication of interest as described in “Special

Factors — Background of the Transactions,” and did not solicit any such offers during the period that it has owned the General Partner. In any event, Stonepeak has no current intention of selling the Common Units or any of the general partner interest in SNMP beneficially owned by it, and therefore did not consider the possibility that any such offers might be made in reaching its conclusion as to fairness.
Stonepeak’s consideration of the factors described above reflects its assessment of the fairness of the Common Unit PIK Distributions and, if available, the exercise of the limited call right to Unaffiliated Unitholders in relation to the going concern value of SNMP on a stand-alone basis. Stonepeak implicitly considered the value of SNMP in a sale as a going concern by taking into account SNMP’s current and anticipated business, financial conditions, results and operations, prospects and other forward-looking matters. Stonepeak did not, however, explicitly calculate a stand-alone going concern value of SNMP because Stonepeak believes that going concern value is not an appropriate method of determining the value of Common Units for purposes of the Common Unit PIK Distributions and the exercise of the limited call right. Furthermore, in light of the fact that Stonepeak already has, and will continue to have, control of SNMP, and that Stonepeak is currently unwilling to sell its Common Units and Class C Preferred Units, Stonepeak does not believe that it would be appropriate for the Common Units held by Unaffiliated Unitholders to be valued on a basis that includes a control premium.
The foregoing discussion of the information and factors considered and weight given by Stonepeak is not intended to be exhaustive, but includes the material factors considered by Stonepeak.
Transactions and Arrangements Concerning the Common Units
Except as described in this Disclosure Statement, including Schedule B to this Disclosure Statement, none of the Stonepeak Filing Entities nor, to the best of their knowledge, any of the persons listed on Schedule A to this Disclosure Statement, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Common Units, has engaged in any transactions in Common Units in the past 60 days or is a party to any agreement, arrangement or understanding with any other person with respect to Common Units or any other securities of SNMP (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any such securities, joint ventures, loans or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).
As of the date of this Disclosure Statement, Stonepeak owns (i) 27,318,599 Common Units (32,118,949 Common Units assuming the full exercise of the Warrant on the date of this Disclosure Statement), representing approximately 64.7% (68.3% assuming the full exercise of the Warrant on the date of this Disclosure Statement) of the outstanding Common Units, (ii) all of the issued and outstanding Class C Preferred Units, (iii) the non-economic general partner interest in SNMP and (iv) all of SNMP’s incentive distribution rights. As of the date of this Disclosure Statement, the General Partner and its controlled affiliates do not own any Common Units. SNMP is exempt from the NYSE American requirement to have, and does not have, a standing nominating and corporate governance committee. Stonepeak owns the General Partner and has the right to appoint the entire SNMP Board, including the independent directors appointed in accordance with the listing standards of the NYSE American.
Certain Effects of the Common Unit PIK Distributions and the Exercise of the Limited Call Right
The receipt of Common Units pursuant to the Common Unit PIK Distribution Agreement will increase the number of Common Units that are available to be traded publicly, which could adversely affect the market value of Common Units held by the public.
Under Section 15.1 of the Partnership Agreement, if the General Partner and its controlled affiliates hold more than 80% of the outstanding Common Units, the General Partner has the right, which it may assign and transfer to any of its controlled affiliates, to exercise the limited call right. In making a determination to exercise the limited call right, under the Partnership Agreement, the General Partner (or the controlled affiliate causing the exercise), may do so at its option, in its individual capacity as opposed to the capacity as the general partner of SNMP, free from any duty or obligation whatsoever to SNMP or any limited partner.

At any time Stonepeak holds more than 80% of the outstanding Common Units, whether as a result of Common Unit PIK Distributions, the exercise of the Warrant or other acquisition of Common Units, and completes the Stonepeak LCR Transfer, Stonepeak will be able to cause the General Partner to (i) exercise the limited call right or (ii) assign and transfer such right to a controlled affiliate and then exercise (or cause the exercise of) such limited call right, in either case, resulting in the General Partner purchasing all of outstanding Common Units (other than Common Units held by the General Partner or its controlled affiliates). If the limited call right is exercised, then the General Partner will cause the transfer agent to mail its notice of election to purchase Common Units to each Common Unitholder, and such Common Unitholder will receive, for each Common Unit held by such Common Unitholder, a cash payment of the Limited Call Price. If Stonepeak does not hold more than 80% of the outstanding Common Units or if Stonepeak does not cause the exercise of the limited call right, all outstanding Common Units will remain publicly traded, while SNMP would remain a controlled affiliate of Stonepeak.
As a result of the Common Unit PIK Distributions, Stonepeak’s interest in SNMP’s net book value attributable to Common Unitholders and net income or loss attributable to limited partners will increase to the extent of the number of Common Units that it acquires. For example, for the quarterly period ended September 30, 2020, SNMP’s net book value attributable to Common Unitholders as of September 30, 2020 calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) was approximately $(123.6) million, and for the nine months then ended it had net loss attributable to Common Unitholders of approximately $88.6 million. Assuming Stonepeak owned 80% of the Common Units throughout 2019, Stonepeak’s interest in SNMP’s net book value attributable to Common Unitholders and net loss attributable Common Unitholders would have been approximately $(98.9) million and $70.9 million, respectively. If the limited call right is exercised, then following such exercise Stonepeak’s interest in those items will increase to 100%, and Stonepeak will be entitled to all other benefits resulting from its 100% ownership of the limited partnership interests of SNMP, including all income generated by SNMP’s operations that is attributed to limited partners and any future increase in SNMP’s value attributed to Common Unitholders. Similarly, Stonepeak will bear all of the risk of losses generated by SNMP’s operations and any decrease in the value of SNMP after Common Unit PIK Distributions and the exercise of the limited call right. If the limited call right is exercised, then following such exercise SNMP will become a privately-held limited partnership. Accordingly, former holders of Common Units will not have the opportunity to participate in the earnings and growth of SNMP after the exercise of the limited call right. Similarly, former holders of Common Units will not face the risk of losses generated by SNMP’s operations or decline in the value of SNMP after the consummation of the exercise of the limited call right. If the limited call right cannot be exercised, then the outstanding Common Units will remain outstanding and the Common Unitholders will continue to participate in the earnings and growth of SNMP and will be subject to potential losses generated by SNMP’s future operations or a decline in the trading price of the Common Units.
The Common Units are currently registered under the Exchange Act and are listed on the NYSE American under the symbol “SNMP.” If the limited call right is exercised, then, following such exercise, SNMP will become a privately-held limited partnership, there will be no public market for the Common Units, the Common Units will cease to be listed on the NYSE American and price quotations with respect to the Common Units will no longer be available.
Termination of registration of the Common Units under the Exchange Act would substantially reduce the information required to be furnished by SNMP to Common Unitholders and to the SEC and would make certain provisions of the Exchange Act, such as the reporting requirements of Section 13 of the Exchange Act, the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with unitholders’ meetings pursuant to Section 14(a) of the Exchange Act and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to SNMP. In addition, “affiliates” of SNMP and persons holding “restricted securities” of SNMP may be deprived of the ability to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).
Interests of Certain Persons in the Common Unit PIK Distributions and the Exercise of the Limited Call Right
In considering the fairness of the consideration to be received in the exercise of the limited call right, Common Unitholders should be aware that Stonepeak and certain directors of the General Partner have interests in the exercise of the limited call right which may present them with certain actual or potential conflicts of interest.

Financial Interests.   The Stonepeak Filing Entities interest in respect of the exercise of the limited call right are different from yours because the Stonepeak Filing Entities have an interest in acquiring the Common Units as inexpensively as possible and you have an interest in selling your Common Units for the highest possible price.
Indemnification.   The Partnership Agreement provides that: (i) SNMP will indemnify the General Partner and certain additional persons, including any person who is or was an affiliate of the General Partner and any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of SNMP or its subsidiaries and any person designated by the General Partner; and (ii) SNMP may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of purchasing and maintaining) liability insurance covering any such individual.
Ownership of Common Units.   The executive officers and directors of the General Partner may receive additional Common Units prior to the exercise of the limited call right, if exercised. As of the date of this Disclosure Statement, 974,393 Common Units were available for issuance under SNMP’s long-term incentive plan; provided, however, such number may be increased further pursuant to the terms of the plan by an amount equal to the lesser of 15% of any Common Units issued by SNMP after the adoption of the plan or such lesser number of Common Units as determined by the Compensation Committee of the SNMP Board. Any increase in the number of Common Units available for issuance under the plan would also increase the number of Common Units with respect to which the Warrant may be exercisable.
On March 13, 2020, the SNMP Board determined to grant Mr. Willinger and Mr. Ward awards having a grant date value of $1.3 million and $0.55 million, respectively, with the form of the award to be determined by March 1, 2021 in the sole discretion of the SNMP Board. These awards may be payable in Common Units.
For additional information regarding the ownership of Common Units, see “Schedule B — Ownership of Common Units by Stonepeak Catarina and Certain Related Persons.”
Certain Relationships Between Stonepeak and SNMP
To the extent the discussion below summarizes any agreement that has been filed by Stonepeak or SNMP with the SEC, each such summary is qualified entirely by reference to the complete text of the applicable agreement, which is incorporated into this Disclosure Statement by reference. We encourage you to read each such agreement carefully and in its entirely. You should also review “— Interests of Certain Persons in the Common Unit PIK Distributions and the Exercise of the Limited Call Right” beginning on page 13 for a description of arrangements between Stonepeak and SNMP and between SNMP and directors and executive officers of the General Partner.
As of the date of this Disclosure Statement, Stonepeak owns (i) 27,318,599 Common Units (32,118,949 Common Units assuming the full exercise of the Warrant on the date of this Disclosure Statement), representing approximately 64.7% (68.3% assuming the full exercise of the Warrant on the date of this Disclosure Statement) of the outstanding Common Units, (ii) all of the issued and outstanding Class C Preferred Units, (iii) the non-economic general partner interest in SNMP and (iv) all of SNMP’s incentive distribution rights. As a result of its ownership of the General Partner, Stonepeak is able to appoint the entire board of directors of the General Partner.
Shared Services Agreement
On March 6, 2015, SNMP and SP Holdings entered into the Shared Services Agreement, pursuant to which SP Holdings agreed to provide certain overhead, technical, administrative, marketing, accounting, operations, information systems, financial, compliance, insurance, acquisition, disposition and financing services for which SNMP would pay SP Holdings certain fees. In exchange for services provided by SP Holdings, SNMP agreed to pay SP Holdings (i) a quarterly fee calculated as a percentage of the current value of SNMP’s assets and the future net revenue of SNMP’s estimated proved reserves (the “Asset-Based Fee”), (ii) a fee, determined by SP Holdings but not to exceed 2% of the value of a transaction, for each asset acquisition, asset disposition or financing (the “Transaction Fee”) and (iii) a monthly management fee equal to SP Holdings’ monthly overhead costs.

Under the Shared Services Agreement, SP Holdings has the right to elect to receive the Asset-Based Fee and the Transaction Fee in Common Units as payment in kind for such fees. On August 2, 2019, SNMP and SP Holdings entered into a letter agreement, pursuant to which SP Holdings agreed to receive the Asset-Based Fee and Transaction Fee in Common Units until such time as the Class C Preferred Units have been fully redeemed by SNMP. On November 8, 2019, SNMP and SP Holdings entered into an additional letter agreement pursuant to which SP Holdings agreed to delay receipt of the Asset-Based Fee and the Transaction Fee, beginning with the fiscal quarter ended September 30, 2019, until the end of the fiscal quarter after the fiscal quarter in which SNMP redeems all issued and outstanding Class C Preferred Units.
Additionally, SP Holding’s liability under the Shared Services Agreement is limited to losses caused by gross negligence, willful misconduct or fraud in performance of the services, and SP Holdings agrees to indemnify SNMP for any such losses. SNMP agrees to indemnify SP Holdings for claims arising from the provision of or use of any services as well as any material breach, violation of inaccuracy of any covenant, representation or warranty under the Shared Services Agreement as well as any cost incurred in defense of any claims brought by holders of securities of SNMP.
The Shared Services Agreement may be terminated: (i) by either party at any time upon at least 180 days’ prior written notice to the other party; (ii) by SP Holdings if there is an uncured material breach thereunder by SNMP; or (iii) by SNMP, subject to SNMP Board approval, if (a) there is an uncured material breach thereunder by SP Holdings or (b) there is a change in control of SP Holdings. Pursuant to the Board Representation Agreement (as defined below), SNMP must obtain Stonepeak’s consent to its termination of the Shared Services Agreement. The Shared Services Agreement provides that if there is a termination other than by either party at the end of the Shared Services Agreement’s term, by SNMP for an uncured breach by SP Holdings, or by SNMP upon a change of control of SP Holdings, then SNMP will owe SP Holdings the Termination Fee. Such Termination Fee may be payable in cash or Common Units. If SNMP terminates the Shared Services Agreement upon 180 days’ prior notice then SNMP must also pay to SP Holdings all costs and expenses of SP Holdings that result from such termination.
Board Representation Agreement
On August 2, 2019, SNMP and the General Partner entered into an Amended and Restated Board Representation and Standstill Agreement (the “Board Representation Agreement”) with Stonepeak Catarina, pursuant to which Stonepeak Catarina has the right to designate up to two persons to serve as a director on the SNMP Board. The right to designate one director will immediately terminate on such date as Stonepeak Catarina no longer owns at least 25% of the outstanding Class C Preferred Units, and the right to designate the second director will immediately terminate on such date in which Stonepeak Catarina does not hold any Class C Preferred Units. Notwithstanding Stonepeak’s ownership of the General Partner, Stonepeak Catarina also has the right to appoint three independent members to the SNMP Board if all of the outstanding Class C Preferred Units have not been redeemed by December 31, 2021, with such right continuing until all Class C Preferred Units have been redeemed. In connection with the entry into the Board Representation Agreement, Stonepeak Catarina and SNMP entered into a letter agreement on August 2, 2019, pursuant to which the parties agreed that, until the earlier of (i) Stonepeak Catarina transferring any Class C Preferred Units to any person that is not an affiliate of Stonepeak and (ii) Stonepeak ceasing to own any of the Class C Preferred Units, an additional director designated by Stonepeak will be added to the SNMP Board in the event the size of the SNMP Board increases to more than 9 directors.
In connection with the SNMP GP Acquisition, the SNMP Board consented to Stonepeak taking any or all of the actions it was prohibited from taking under the Board Representation Agreement, including the SNMP GP Acquisition and any prohibited actions Stonepeak may take in the future.
Effects on SNMP if the Transactions are Not Consummated
If the Transactions are not consummated for any reason, Stonepeak will continue to receive quarterly distributions on the Class C Preferred Units in the form of additional Class C Preferred PIK Units, further subordinating the Common Units, and because the limited call right would not be exercised, Common Unitholders will not receive any payment for their Common Units in connection with the exercise of the limited call right. Instead, SNMP will remain a public company and the Common Units will continue to be listed for trading on the NYSE American. In addition, if the Transactions are not consummated for any reason, Stonepeak expects that SNMP management will operate the SNMP business in a manner similar to that in which it is being operated today and that Common Unitholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, that SNMP’s operations may be materially affected by its dependence on Mesquite Energy, Inc., and by overall market conditions, among other factors. Accordingly, if the Transactions are not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Common Units. From time to time, Stonepeak expects that the SNMP Board will continue to evaluate and review, among other things, the business operations, properties, distribution policy and capitalization of SNMP and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stakeholder value. If the Transactions are not completed for any reason, there can be no assurance that the business, prospects or results of operations of SNMP will not be adversely impacted as a result of such failure or that any other transaction acceptable to SNMP will be offered.
Possible Actions by Stonepeak with Regard to SNMP if the Common Unit PIK Distributions are Not Completed
If the Common Unit PIK Distributions are not completed, Stonepeak could re-evaluate its options with respect to the outstanding Common Units it does not own. In particular, Stonepeak may consider purchasing or selling additional Common Units in the open market, in privately negotiated transactions, in a tender offer or exchange offer or otherwise, or taking no further action with respect to the Common Units. If the Transactions are not completed and Common Units remain outstanding, the Common Unitholder would, absent a sale by them in the public markets, retain their Common Units and would realize the benefit of any improvement in SNMP’s business or profitability but would also bear the risk that the trading price per Common Unit could decline or Common Units become less readily marketable.
If Stonepeak were to pursue any of these alternatives, it might take considerably longer for Common Unitholder to receive any consideration for their Common Units (other than through sales in the open market) than if the Transactions were completed.

THE TRANSACTIONS
The Common Unit PIK Distribution Agreement
Common Unit PIK Distributions
On November 16, 2020, Stonepeak Catarina and SNMP entered into the Common Unit PIK Distribution Agreement, which provides that Stonepeak Catarina may elect to receive future quarterly distributions on Class C Preferred Units in Common Units. Pursuant to the Common Unit PIK Distribution Agreement, the number of Common Units Stonepeak Catarina will acquire in a Common Unit PIK Distribution will be determined as of the date of the notice of election delivered by Stonepeak to SNMP and will equal to the product of: (i) the Class C Preferred Unit Distribution Rate for such quarter (as defined in the Partnership Agreement) divided by the greater of (1) $0.5252 (subject to adjustment for unit splits, unit combinations, unit dividends and other similar events) and (2) an amount equal to (a), if the Warrant has not been exercised in full, 110% multiplied by the closing price per Common Unit on the last trading day immediately prior to date of the notice of election or (b), if the Warrant has been exercised in full, the closing price per Common Unit on the last trading day immediately prior to date of the notice of election and (2) the lowest amount required by applicable NYSE American rules such that unitholder approval of the issuance would not be required; multiplied by (ii) the number of Class C Preferred Units held by Stonepeak Catarina.
On February 1, 2021, Stonepeak Catarina acquired 22,274,869 Common Units with respect to the Common Unit PIK Distribution for the third quarter of 2020. In addition, on January 28, 2021, Stonepeak Catarina provided SNMP with its notice of election to receive the Fourth Quarter Common Unit PIK Distribution, pursuant to which it will receive 12,445,491 Common Units.
Conditions to Issuance of Common Unit PIK Distributions
Each issuance of Common Units in connection with a Common Unit PIK Distribution is subject to the satisfaction of the following conditions:
•
SNMP delivering to Stonepeak Catarina a fully executed “Supplemental Listing Application” approving the Common Units to be received in Common Unit PIK Distributions for listing by the NYSE American, upon official notice of issuance of such Common Units. The issuance of Common Units in Common Unit PIK Distributions shall not contravene the rules and regulations of the NYSE American;

•
there are no pending suits, actions or proceedings by or before any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other nongovernmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction challenging or seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by the Common Unit PIK Distribution Agreement; and

•
each of Stonepeak Catarina and SNMP has complied will applicable federal securities laws applicable to the issuance of Common Units in Common Unit PIK Distributions, including the Exchange Act and the rules and regulations promulgated thereunder.

The foregoing summary of the Common Unit PIK Distribution Agreement set forth above is qualified by reference to the full text of such agreement, which was previously filed as Exhibit (d)(1) to the Transaction Statement on Schedule 13E-3.
Warrant Exercise
On August 2, 2019, SNMP issued the Warrant to Stonepeak Catarina. Stonepeak Catarina may exercise the Warrant at any time prior to the later of the seventh anniversary of the date of issuance and the date thirty calendar days after the date on which all of the Class C Preferred Units have been redeemed for a number of junior security, including Common Units, equal to 10% of each applicable class of junior securities then outstanding as of the exercise date.

Limited Call Right
Pursuant to Section 15.1 of the Partnership Agreement, if at any time the General Partner and its controlled affiliates hold more than 80% of the outstanding Common Units, the General Partner will have the right, which right it may assign and transfer in whole or in part to SNMP or any controlled affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of the Common Units then outstanding held by persons other than the General Partner and its controlled affiliates, at the Limited Call Price.
As a result, in order for Stonepeak to cause the General Partner or a controlled affiliate of the General Partner to exercise the limited call right, Stonepeak must hold more than 80% of the outstanding Common Units and complete the Stonepeak LCR Transfer. As of the date of this Disclosure Statement, Stonepeak owns (i) 27,318,599 Common Units (32,118,949 Common Units assuming the full exercise of the Warrant on the date of this Disclosure Statement), representing approximately 64.7% (68.3% assuming the full exercise of the Warrant on the date of this Disclosure Statement) of the outstanding Common Units, (ii) all of the issued and outstanding Class C Preferred Units, (iii) the non-economic general partner interest in SNMP and (iv) all of SNMP’s incentive distribution rights. Following the Fourth Quarter Common Unit PIK Distribution, Stonepeak and its affiliates will own 39,764,090 Common Units (45,947,272 Common Units assuming the full exercise of the Warrant following the Fourth Quarter Common Unit PIK Distribution), representing approximately 72.7% (75.5% assuming the full exercise of the Warrant after the Fourth Quarter Common Unit PIK Distribution) of the outstanding Common Units. As of the date of this Disclosure Statement, the General Partner and its controlled affiliates do not own any Common Units.
If Stonepeak holds more than 80% of the outstanding Common Units and completes the Stonepeak LCR Transfer, Stonepeak will be able to cause the General Partner or a controlled affiliate of the General Partner to exercise the limited call right. Following the exercise of the limited call right, if exercised at all, the General Partner will deliver a notice of election to purchase to SNMP’s transfer agent. The notice of election must be provided to Common Unitholders at least 10, but not more than 60, days’ prior to the purchase date and will specify the purchase date for the purchase of all of the Common Units not held by the General Partner or its controlled affiliates. Upon receipt of the notice of election to purchase, the transfer agent will mail a copy of the notice of election to purchase to each record Common Unitholder as of the business day immediately preceding the date on which the notice of election to purchase is mailed to the record Common Unitholders by the transfer agent, which business day will be designated by the General Partner as the record date for the purchase of Common Units pursuant to the limited call right in accordance with the Partnership Agreement. If the notice of election is mailed to a Common Unitholder at such Common Unitholder’s address as reflected in the records of the Transfer Agent, then it shall be conclusively presumed to have been given regardless of whether such Common Unitholder receives such notice of election.
If the limited call right is exercised and the notice of election to purchase has been duly given and, on or prior to the purchase date specified in the notice of election to purchase, the General Partner or the controlled affiliate exercising the limited call right will deposit with the transfer agent, as paying agent for the purchase of Common Units, cash in an amount sufficient to pay the aggregate Limited Call Price for all Common Units (other than Common Units held by the General Partner or its controlled affiliates).
Material United States Federal Income Tax Consequences
The following is a summary of the material United States federal income tax consequences of the exercise of the limited call right to U.S. Holders (as defined below) of Common Units. This discussion assumes that the limited call right will be exercised, as described in this Disclosure Statement. This summary is for general information only and is not tax advice. This summary does not discuss all aspects of United States federal income taxation that may be relevant to U.S. Holders in light of such holder’s particular circumstances. In addition, this summary does not describe any tax consequences arising under the net investment income tax or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. Furthermore, this discussion focuses on U.S. Holders of Common Units that hold their Common Units as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment).

This discussion does not address all United States federal income tax consequences that may be relevant to particular U.S. Holders, including, without limitation, corporations, partnerships (including entities or arrangements treated as partnerships for United States federal income tax purposes), estates, trusts, non-resident aliens or other U.S. Holders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, non-United States persons, individual retirement accounts (IRAs), dealers in securities or currencies, traders in securities, United States persons whose “functional currency” is not the United States dollar, persons holding their Common Units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, persons that hold Common Units through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, employee benefit plans, real estate investment trusts, or mutual funds.
If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds Common Units, the tax treatment of a partner in such partnership generally will depend on the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. A partner in a partnership (including entities or arrangements treated as partnerships for United States federal income tax purposes) holding Common Units should consult its own tax advisor regarding the United States federal income tax consequences of the exercise of the limited call right.
This summary is based on the Code, the final, temporary and proposed Treasury regulations promulgated under the Code, and administrative pronouncements and judicial decisions, all as in effect as of the date of this Disclosure Statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the exercise of the limited call right in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.
Definition of a U.S. Holder
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Common Units that, for United States federal income tax purposes, is or is treated as:
•
an individual who is a citizen or resident of the United States;

•
a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to United States federal income tax regardless of its source; or

•
a trust that (i) is subject to the primary supervision of a United States court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

Payments with Respect to Common Units in the Exercise of the Limited Call Right
The sale of Common Units for cash pursuant to the exercise of the limited call right will be a taxable transaction for United States federal income tax purposes, and a U.S. Holder will recognize gain or loss, if any, equal to the difference between (i) the sum of (a) the amount of cash received and (b) such U.S. Holder’s share of SNMP’s nonrecourse liabilities immediately prior to the sale and (ii) such U.S. Holder’s adjusted tax basis in the Common Units sold (which includes such U.S. Holder’s share of SNMP’s nonrecourse liabilities immediately prior to the sale).

A U.S. Holder’s initial tax basis in its Common Units would have been equal to the amount such U.S. Holder paid for the Common Units plus the U.S. Holder’s share of SNMP’s nonrecourse liabilities. Over time that basis would have (i) increased by the U.S. Holder’s share of SNMP’s income and by any increases in the U.S. Holder’s share of SNMP’s nonrecourse liabilities and (ii) decreased, but not below zero, by distributions from SNMP, by the U.S. Holder’s share of SNMP’s losses, by any decreases in the U.S. Holder’s share of SNMP’s nonrecourse liabilities, by the U.S. Holder’s share of SNMP’s expenditures that are not deductible in computing taxable income and are not required to be capitalized and by the U.S. Holder’s share of certain SNMP items related to business interest that were not deductible by such U.S. Holder due to applicable limitations. Upon the disposition of a Common Unit, a U.S. Holder’s basis in his Common Unit will be increased by the U.S. Holder’s share of previously disallowed business interest deductions.
Except as noted below, gain or loss recognized by a U.S. Holder on the sale of Common Units pursuant to the exercise of the limited call right will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by SNMP and its subsidiaries. Ordinary income attributable to unrealized receivables (including depreciation recapture) and inventory items may exceed net taxable gain realized upon the sale of a Common Unit and may be recognized even if there is a net taxable loss realized on the sale of such U.S. Holder’s Common Units. Consequently, a U.S. Holder may recognize both ordinary income and capital loss upon the sale of Common Units. Subject to certain limitations, non-corporate U.S. Holders may be entitled to a deduction for qualified business income equal to 20% of the gain recognized by such U.S. Holder on the disposition of its Common Units to the extent such gain is taxed as ordinary income under Section 751. U.S. Holders should consult their tax advisors regarding the application of this deduction.
Capital gain or loss recognized by a U.S. Holder will generally be long-term capital gain or loss if the U.S. Holder’s holding period for its Common Units is more than twelve months as of the time such units are purchased. If the U.S. Holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. Holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. Holders that are corporations may be used to offset only capital gains.
SNMP Items of Income, Gain, Loss, and Deduction
U.S. Holders of Common Units will be allocated their share of SNMP’s items of income, gain, loss, and deduction for the taxable period of SNMP that includes the date the Common Units are sold pursuant to the exercise of the limited call right. These allocations will be made in accordance with the terms of the Partnership Agreement. A U.S. Holder will be subject to United States federal income taxes on any such allocated income and gain even if such U.S. Holder does not receive a cash distribution from SNMP attributable to such allocated income and gain. Any such income and gain allocated to a U.S. Holder will increase the U.S. Holder’s tax basis in the Common Units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. Holder resulting from the sale. Any losses or deductions allocated to a U.S. Holder will decrease the U.S. Holder’s tax basis in the Common Units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. Holder resulting from the sale.
Backup Withholding Tax
Proceeds from the sale of Common Units generally will be subject to backup withholding tax at the applicable rate unless the applicable U.S. Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures or otherwise establishes an exemption from backup withholding tax. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a U.S. Holder will be allowed as a credit against that U.S. Holder’s United States federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Price Range of Common Units; Distributions on Common Units
Common Units are listed on the NYSE American under the symbol “SNMP.” The following table sets forth, for each of the periods indicated, the high and low intraday sales prices per Common Unit on the NYSE American and quarterly cash distributions paid to Common Unitholders.
	High	Low	Cash Distribution per Common Unit(1)
Year Ended December 31, 2019:
First Quarter	$3.60	$1.59		$0.1500
Second Quarter	3.12	1.92		—
Third Quarter	2.33	0.36		—
Fourth Quarter	0.41	0.22		—
Year Ended December 31, 2020:
First Quarter	$0.59	$0.15		$—
Second Quarter	0.64	0.28		—
Third Quarter	0.39	0.26		—
Fourth Quarter (through December 18, 2020)	1.60	0.28		—(2)
Year Ended December 31, 2021
First Quarter (through February 1, 2021)	$1.46	$0.58	$	—(1)

(1)
Represents the distribution in respect of such quarter but paid during the following quarter.

(2)
Distribution with respect to the fourth quarter of 2020 and the first quarter of 2021 has not been declared or paid.

On February 1, 2021, the last sale price of Common Units reported on the NYSE American was $1.04 per Common Unit.
Possible Effects of the Transactions on the Market for Common Units; Stock Exchange Listing; Registration Under the Exchange Act
Possible Effect of the Transactions on the Market for the Common Units
The acquisition of Common Units pursuant to Common Unit PIK Distributions will increase the number of Common Units that are available to be traded publicly, which could adversely affect the market value of Common Units held by the public.
At any time Stonepeak holds more than 80% of the outstanding Common Units, whether as a result of Common Unit PIK Distributions, the exercise of the Warrant or other acquisition of Common Units, and completes the Stonepeak LCR Transfer, Stonepeak will be able to cause the General Partner or a controlled affiliate of the General Partner to exercise the limited call right, at the Limited Call Price. If the limited call right is exercised, the General Partner will cause the transfer agent to mail to each Common Unitholder a notice of election to purchase its Common Units, and such Common Unitholder will receive a cash payment of the Limited Call Price for each Common Unit held by such Common Unitholder.
If the limited call right is not exercised, or cannot be exercised after Common Unit PIK Distributions such that the General Partner and its controlled affiliates do not hold more than 80% of the outstanding Common Units so are unable to exercise the limited call right, all Common Units will remain outstanding. In that case, the outstanding Common Units would remain publicly traded and SNMP would remain a controlled affiliate of Stonepeak. See “— Stock Exchange Listing” below.
Stock Exchange Listing
The Common Units are listed for trading on the NYSE American. As of the date of this Disclosure Statement, SNMP is not in compliance with the NYSE American requirements for continued listing and must regain compliance by October 2, 2021. If, as a result of the Common Unit PIK Distributions, the Common Units no longer meet the requirements of the NYSE American for continued listing and the listing of the Common Units is discontinued, the market for Common Units could be adversely affected.
If the NYSE American were to delist the Common Units, it is possible that the Common Units would continue to trade on other securities exchanges or in the over-the-counter market and that price quotation would be reported by such exchanges or other market. The extent of the public market for the Common Units and the availability of such quotations would depend, however, upon such factors as the number of Common Unitholders and/or the aggregate market value of the publicly traded Common Units remaining at such time, the interest in maintaining a market in the Common Units on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Stonepeak cannot predict whether the Common Unit PIK Distributions will have an adverse or beneficial effect on the market price for, or the marketability of, the Common Units or whether it would cause future market prices to be greater or lesser than the Limited Call Price.
If Stonepeak holds more than 80% of the outstanding Common Units, whether as a result of Common Unit PIK Distributions, the exercise of the Warrant or other acquisition of Common Units, and completes the Stonepeak LCR Transfer Stonepeak will be able to cause the General Partner or a controlled affiliate of the General Partner to exercise the limited call right. If the limited call right is exercised, then following such exercise there will be no public market for the Common Units and no Common Unitholders other than Stonepeak, and the Common Units will be delisted from the NYSE American.
Registration Under the Exchange Act
The Common Units are currently registered under the Exchange Act. Registration may be terminated upon application of SNMP to the SEC if the Common Units are neither listed on a national securities exchange nor held by 300 or more holders of record. If the limited call right is exercised, then the registration of the Common Units under the Exchange Act will be terminated.
Termination of the registration of the Common Units under the Exchange Act, assuming there are no other securities of SNMP subject to registration, would substantially reduce the information required to be furnished by SNMP to Common Unitholders and to the SEC and would make certain of the provisions of the Exchange Act, such as the periodic reporting requirements of Section 13, the short-swing profit recovery provisions of Section 16(b) and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to SNMP. Furthermore, “affiliates” of SNMP and persons holding “restricted securities” of SNMP may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Common Units under the Exchange Act were terminated, the Common Units would no longer be “margin securities” or eligible for stock exchange listing.
Appraisal Rights; “Going-Private” Rules
Appraisal Rights
Under Delaware law, limited partnerships may, but are not required to, provide for appraisal rights in their partnership agreements. The Partnership Agreement does not provide for any appraisal rights, and therefore Common Unitholders will not have any appraisal rights in connection with the exercise of the limited call right.

“Going-Private” Rules
Because Stonepeak is an affiliate of SNMP, the Common Unit PIK Distributions and the potential exercise of the limited call right constitute a “going private” transaction for purposes of Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning SNMP and certain information relating to the fairness of the Transactions and the consideration offered to public Common Unitholders be filed with the SEC and disclosed to such public Common Unitholders prior to the consummation of the exercise of the limited call right. SNMP has provided such information in this Disclosure Statement.
Certain Information Concerning SNMP
SNMP is a Delaware limited partnership with its principal executive offices at 1360 Post Oak Blvd., Suite 2400, Houston, Texas 77056. The telephone number of SNMP’s principal executive offices is (713) 783-8000.
SNMP describes itself as follows:
SNMP is a growth-oriented publicly-traded limited partnership formed in 2005 focused on the acquisition, development, ownership and operation of midstream and other energy-related assets in North America. SNMP has ownership stakes in oil and natural gas gathering systems, natural gas pipelines, and natural gas processing facilities, all located in the Western Eagle Ford in South Texas. SNMP also owns production assets in Texas and Louisiana.
Summary Consolidated Financial Information
The following table sets forth summary historical consolidated financial data for SNMP as of and for the periods indicated. The summary historical consolidated financial data for each of the fiscal years ended December 31, 2018 and 2019 and as of and for the nine months ended September 30, 2020 are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in SNMP’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2018, and 2019, including the notes thereto, and the unaudited consolidated financial statements and other financial information contained in SNMP’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, including the notes thereto. More comprehensive financial information is included in these reports (including management’s discussion and analysis of financial condition and results of operation) and other documents filed by SNMP with the SEC, and the following summary is qualified in its entirely by reference to those reports and such other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 in SNMP’s Annual Report on Form 10-K for the year ended December 31, 2019 and the financial statements included as Item 1 in SNMP’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 are incorporated by reference into this Disclosure Statement. Copies of those reports and other documents filed by SNMP may be obtained from the SEC in the manner set forth below under “— Available Information.”
	Nine Months Ended September 30,	Year Ended December 31,
(in thousands of dollars, except per unit data)	2020	2019	2018
Statements of Operations:
Total revenues	$45,033	$76,649	$83,610
Total operating expenses	65,681	96,491	70,173
Net income (loss)	(88,575)	(51,142)	15,691
Net income (loss) attributable to common unit holders – basic	(88,575)	27,676	(23,592)
Net income (loss) attributable to common unit holders – diluted	(88,575)	24,432	(23,592)
Net income (loss) per unit
Common units – basic	$(4.62)	$1.46	$(1.55)
Common units – diluted	$(4.62)	$1.23	$(1.55)

	Nine Months Ended September 30,	Year Ended December 31,
(in thousands of dollars, except per unit data)	2020	2019	2018
Cash distributions declared per common unit	$—	$—	$—
Balance Sheets:
Oil and natural gas properties and equipment, net	$125,144	$155,228	$198,334
Total assets	366,268	414,440	486,685
Long-term debt, net of debt issuance costs	—(1)	109,437	178,582
Total partners’ (deficit)	(123,594)	(35,800)	(64,620)

(1)
SNMP’s credit agreement is a current liability that matures on September 30, 2021. As of September 30, 2020, short-term debt, net of debt issuance costs was $122,232.

SNMP’s net book value attributable to Common Unitholders as of September 30, 2020 calculated in accordance with U.S. GAAP was approximately $(123.6) million.
Available Information
SNMP is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the General Partners’ directors and officers, their remuneration, the principal holders of SNMP’s securities, any material interests of such persons in transactions with SNMP and other matters is required to be disclosed in reports under the Exchange Act distributed to the Common Unitholders and filed with the SEC. Such reports and other information can be obtained electronically on the SEC’s website at www.sec.gov.
Certain Information Concerning the Stonepeak Filing Entities
Stonepeak Catarina, a Delaware limited liability company, holds Common Units, the Class C Preferred Units and the Warrant.
Stonepeak Texas Midstream Holdco LLC, a Delaware limited liability company, is the managing member of Stonepeak Catarina.
Stonepeak Catarina Upper Holdings LLC, a Delaware limited liability company, is the majority owner member of Stonepeak Texas Midstream Holdco LLC.
Stonepeak Infrastructure Fund (Orion AIV) LP, a Delaware limited partnership, is the managing member of Stonepeak Catarina Upper Holdings LLC.
Stonepeak Associates LLC, a Delaware limited liability company, is the managing member of Stonepeak Texas Midstream Holdco LLC and the general partner of Stonepeak Infrastructure Fund (Orion AIV) LP.
Stonepeak GP Holdings LP, a Delaware limited liability company, is the sole member of Stonepeak Associates LLC.
Stonepeak GP Investors LLC, a Delaware limited liability company, is the general partner of Stonepeak GP Holdings LP.
Stonepeak GP Investors Manager LLC, a Delaware limited liability company, is the managing member of Stonepeak GP Investors LLC.
Michael Dorrell serves as a managing member of Stonepeak GP Investors Manager LLC.
Mr. Dorrell is the Chairman, CEO and Co-Founder of Stonepeak Infrastructure Partners and is a member of the Stonepeak Executive Committee. He has been involved in all phases of the firm’s development since its founding in 2011. Mr. Dorrell has 20 years of experience investing in infrastructure, and prior to forming Stonepeak was a Senior Managing Director in Private Equity and co-head of the infrastructure investment group at Blackstone. Prior to Blackstone, Michael worked for over a decade at Macquarie, where he started his career and ultimately held the title of Senior Managing Director. Mr. Dorrell has a Bachelor of Laws and a Bachelor of Commerce, both from the University of New South Wales in Sydney. Mr. Dorrell is a United States citizen.
The principal place of business and telephone number for each of the Stonepeak Filing Entities is: 550 W. 34th St., 48th Floor, New York, New York 10001, (212) 907-5100.
None of the Stonepeak Filing Entities have been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor have any of them been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. The Stonepeak Filing Entities have not made any arrangements in connection with the Transactions to provide holders of Common Units access to its corporate files or to obtain counsel or appraisal services at its expense.
Source and Amount of Funds
For illustrative purposes only, if the limited call right were exercise on the date of this Disclosure Statement, based on the average of the daily closing prices on the NYSE American for the 20 consecutive trading days immediately prior to the date of this Disclosure Statement, Stonepeak estimates that the total amount funds required for the General Partner or a controlled affiliate of the General Partner to purchase all of the outstanding Common Units (other than Common Units held by the General Partner or its controlled affiliates), and to pay related fees and expenses, would be approximately $14.0 million. Stonepeak would provide the General Partner with sufficient funds to complete the exercise of the limited call right. The General Partner expects to fund these payments through either a capital contribution or an intercompany loan from Stonepeak. Stonepeak expects that it would use cash then on hand to fund any such contribution or intercompany loan.
Fees and Expenses
Stonepeak expects to retain Computershare Investor Services to serve as the paying agent for the limited call right, if exercised. The paying agent is expected to receive reasonable and customary compensation for its services, be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under United States federal securities laws. Stonepeak will not pay any fees or commissions to any broker or dealer or other person to make solicitations or recommendations in connection with the Transactions. The following table presents the estimated fees and expenses to be incurred by the Stonepeak Filing Entities and SNMP in connection with the Transactions:
SEC Filing Fee	$1,009
Printing and Mailing Expenses	100,000
Legal and Accounting Fees and Expenses	500,000
Paying Agent for Limited Call Right	5,000
Miscellaneous Expenses	5,000
Total	$611,009

Miscellaneous
No person has been authorized to give any information or to make any representation on behalf of Stonepeak, the General Partner or SNMP that is not contained in this Disclosure Statement and, if given or made, such information or representation must not be relied upon as having been authorized.
Stonepeak, the General Partner and SNMP has filed with SEC a Transaction Statement on Schedule 13E-3 pursuant to Rule 13e-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Transactions and may file amendments to such document.
Stonepeak Catarina Holdings, LLC
SP Common Equity Subsidiary LLC
Stonepeak Texas Midstream Holdco LLC
Stonepeak Catarina Upper Holdings LLC
Stonepeak Infrastructure Fund (Orion AIV) LP
Stonepeak Associates LLC
Stonepeak GP Holdings LP
Stonepeak GP Investors LLC
Stonepeak GP Investors Manager LLC
Michael Dorrell
Sanchez Midstream Partners GP LLC
Sanchez Midstream Partners LP
February 2, 2021

SCHEDULE A
DIRECTORS AND EXECUTIVE OFFICERS OF THE GENERAL PARTNER
The following table sets forth, to the best of our knowledge, for each executive officer and director of the General Partner, his or her name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted. Except as otherwise indicated, to the best of our knowledge, all of the persons listed below are citizens of the United States of America. During the past five years, to the best of our knowledge, none of the executive officers or directors of the General Partner have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of these laws. Unless otherwise indicated, the principal business address of each director and executive officer of the General Partner is 1360 Post Oak Blvd., Suite 2400, Houston, Texas 77056.
Sanchez Midstream Partners GP LLC
Name	Title	Present Occupation or Employment, Five-Year Employment History and Address
Alan S. Bigman	Director	Mr. Bigman currently serves as an independent non-executive director and chairman of the audit committee of a $1.5 billion dollar privately held chemicals company. His extensive board experience also includes Basell Polyolefins, an international chemical producer and predecessor of LyondellBasell, where he served as a non-executive director before his appointment as Chief Financial Officer, and Svyazinvest, then Russia’s largest telecom company, as well as several others. Mr. Bigman’s executive experience includes fourteen years in positions with Access Industries, a privately-held, U.S.-based industrial group, and in senior positions with its portfolio companies. From June 1996 to March 1998, Mr. Bigman was Senior Vice President of Access Industries, overseeing strategic investments. From March 1998 until September 2003, Mr. Bigman served as Vice President and Director of Corporate Finance of Tyumen Oil Company (TNK), a major Russian oil and gas producer and refiner, where he raised over $5 billion to finance the growth of the company from its privatization in 1997 through a sale of a 50% stake to British Petroleum (BP) in 2003, creating TNK-BP, a $20 billion joint venture. From 2003 to 2004, he served as Vice President and Director of Corporate Finance for SUAL, a large Russian aluminum smelter, where he reorganized the finance function and executed strategic merger transactions. From September 2004 until December 2005, Mr. Bigman rejoined Access Industries as Senior Vice President. In January 2006, Mr. Bigman was appointed Chief Financial Officer of Basell Polyolefins, an international chemicals company based in The Netherlands, where he served through 2007 and co-led the acquisition of Lyondell to create one of the largest global chemical

Name	Title	Present Occupation or Employment, Five-Year Employment History and Address
companies. In January 2008 Mr. Bigman was appointed Chief Financial Officer of LyondellBasell Industries, the successor company to Basell Polyolefins and Lyondell. LyondellBasell’s US operations filed for bankruptcy in January 2009. Mr. Bigman continued to serve as Chief Financial Officer until August 2009, and worked for the company in a project role through March 2010. From 2011 through 2012, he served on a project basis as Director, Capital Markets and M&A of KCAD Deutag, an oilfield services company based in Aberdeen, UK, where he was responsible for reorganizing and staffing the company’s finance, corporate development and tax functions.
Michael Bricker	Director	Mr. Bricker is an Investment Principal at Stonepeak and has been with Stonepeak since 2017. Mr. Bricker currently serves as a member of the Operating Committee for Whistler Pipeline, a greenfield natural gas pipeline, and Oryx Midstream Services LLC, the owner and operator of a crude oil pipeline system, both located in the Permian Basin. Prior to joining Stonepeak, Mr. Bricker was an investment professional for First Reserve Energy Infrastructure Fund, a private equity firm that focuses on energy infrastructure investments. Mr. Bricker started his career as an Analyst in Citigroup’s oil and gas investment banking group. Mr. Bricker holds a Master in Professional Accounting with a Minor in Finance, graduating with high honors from the University of Texas at Austin.
Jack Howell	Director	Mr. Howell is a Senior Managing Director at Stonepeak and a member of Stonepeak’s Executive Committee. Mr. Howell has been with Stonepeak since 2015. Prior to joining Stonepeak, Mr. Howell covered the oil and gas sector for Davidson Kempner, a hedge fund that focuses on distressed investments, from 2014 to 2015. Prior to Davidson Kempner, Mr. Howell worked for Denham Capital, an energy-focused private equity firm from 2011 to 2014. Mr. Howell started his career as an Analyst in Credit Suisse’s oil and gas investment banking group. Mr. Howell holds a Bachelor of Arts degree in Plan II Honors and Business Economics, Phi Beta Kappa, from the University of Texas at Austin.
Richard S. Langdon	Director	Mr. Langdon is currently the Executive Vice President and Chief Financial Officer of Altamont Energy LLC, a privately held exploration and production company. Mr. Langdon previously served as the President and Chief Executive Officer of Badlands Energy, Inc., a privately held exploration and production company (“Badlands Energy”), and its publicly traded predecessor entity, Gasco Energy,

Name	Title	Present Occupation or Employment, Five-Year Employment History and Address
Inc. (“Gasco”), from May 2013 to October 2018. Mr. Langdon also served as a director of Badlands Energy and its predecessor, Gasco since 2003. Badlands Energy filed for bankruptcy in August 2017. In addition to his Badlands Energy titles, Mr. Langdon also served as Debtor-in-Possession for Badlands Energy, Inc from August 2017 to October 2018. Mr. Langdon also currently serves on the board of directors, as chairman of the audit committee and as a member of the compensation committee of Gulfslope Energy, Inc., which capacities he has served in since March 2014. Mr. Langdon was the President and Chief Executive Officer of KMD Operating Company LLC (“KMD Operating”), a privately held production company, from November 2011 until December 2015 and Matris Exploration Company L.P., a privately held production company, from July 2004 until the merger of Matris Exploration into KMD Operating in November 2011, which merger was effective January 2011. Mr. Langdon also served as President and Chief Executive Officer of Sigma Energy Ventures, LLC, a privately held production company, from November 2007 until November 2013. From 1997 until 2002, Mr. Langdon served as Executive Vice President and Chief Financial Officer of EEX Corporation, a publicly traded exploration and production company that merged with Newfield Exploration Company in 2002. Prior to that, he held various positions with the Pennzoil Companies from 1991 to 1996, including Executive Vice President — International Marketing — Pennzoil Products Company; Senior Vice President — Business Development — Pennzoil Company; and Senior Vice President — Commercial & Control — Pennzoil Exploration & Production Company.
Steven E. Meisel	Director	Mr. Meisel is Co-Chief Executive Officer of Discovery Midstream Holdings II (“Discovery II”). Prior to joining Discovery II, Mr. Meisel co-founded Discovery Midstream I in 2016, and grew a small greenfield G&P project into the premier system on the southern side of the DJ Basin. The asset was sold to Williams and KKR in August 2018 for $1.2B. Prior to Discovery I, Mr. Meisel served as Vice President of Business Development at Wildcat Midstream Partners, leading the commercial efforts in North Louisiana while also securing Wildcat’s Southern Midland Basin oil pipeline project. Prior to Wildcat, Mr. Meisel worked in various capacities for Regency Energy including corporate development, corporate finance and business development. Mr. Meisel started his career as an Analyst in

Name	Title	Present Occupation or Employment, Five-Year Employment History and Address
Southwest Securities investment banking group. Mr. Meisel has a Bachelor of Finance from the University of Kansas.
Antonio R. Sanchez III	Director	Mr. Sanchez has been directly involved in the oil and gas industry for over 13 years. From 2011 to 2020, Mr. Sanchez served as the President & Chief Executive Officer of Sanchez Energy and as a member of Sanchez Energy’s board of directors. Sanchez Energy filed the Sanchez Energy Chapter 11 Case in August 2019. He was the President of SEP Management I, LLC and was a Managing Director of Sanchez Energy Partners I, LP until their dissolution in December 2016. In his capacities as a director and officer of these companies, Mr. Sanchez, III has managed all aspects of their daily operations, including exploration, production, finance, capital markets activities, engineering and land management. From 1997 to 1999, Mr. Sanchez, III was an investment banker specializing in mergers and acquisitions with J.P. Morgan Securities Inc. From 1999 to 2001, Mr. Sanchez, III worked in a variety of positions, including sales and marketing, product development and investor relations, at Zix Corporation, a publicly traded encryption technology company (NASDAQ: ZIXI). Mr. Sanchez, III was also a member of the board of directors of Zix Corporation from May 2003 to June 2014.
John T. Steen III	Director (Chairman)	Mr. Steen currently provides consulting services to the General Partner and its subsidiaries, including SNMP. Mr. Steen is currently a Senior Operating Partner with Stonepeak Infrastructure Partners and supports Stonepeak’s efforts in the midstream energy sector. Prior to joining Stonepeak, Mr. Steen was CEO of Paradigm Energy Partners (“Paradigm”), which focuses on oil and gas pipeline and storage assets in the Bakken Shale of North Dakota and the Eagle Ford Shale of South Texas. Prior to Paradigm, Mr. Steen worked as Vice President for Sage Midstream, as well as in various midstream business development capacities for Energy Transfer and LDH Energy. He is the Chairman of the Texas Racing Commission, which oversees all pari-mutuel wagering on horse and greyhound racing in the state. Mr. Steen also serves on the boards of Oryx Midstream Services LLC and King Ranch, Inc. He graduated cum laude from Vanderbilt University and received an MBA from the Wharton School as well as an MA in International Studies from the University of Pennsylvania. Mr. Steen is also a CFA charterholder.

Name	Title	Present Occupation or Employment, Five-Year Employment History and Address
Luke R. Taylor	Director	Mr. Taylor has served as a Senior Managing Director with Stonepeak since August 2011 and serves as a member of Stonepeak’s Executive Committee. Mr. Taylor has been investing across the infrastructure space for over 15 years and sits on the boards of Lineage Logistics, Golar Power and Ironclad Energy Partners, and is a former director of Paradigm, Tidewater Holdings, Carlsbad Desalination Project, Casper Crude to Rail and Northstar Renewable Power. Prior to joining Stonepeak, Mr. Taylor was a Senior Vice President with Macquarie Capital based in New York. Mr. Taylor has a Bachelor of Commerce and a Master of Business
Charles Ward	Chief Financial Officer	Mr. Ward was elected Chief Financial Officer and Secretary of the General Partner in March 2015. Mr. Ward previously served as Chief Financial Officer and Treasurer of Sanchez Production Partners LLC from March 2008 until its conversion to a limited partnership in March 2015 and Secretary from July 2014 until March 2015. Mr. Ward also served as a Vice President of Constellation Energy Commodities Group, Inc. from November 2005 until December 2008. Prior to that time, he was a Vice President of Enron Creditors Recovery Corp. from March 2002 to November 2005.
Gerald F. Willinger	Director and Chief Executive Officer	Mr. Willinger was elected Chief Executive Officer of the General Partner in December 2015. Mr. Willinger has served as a Managing Director of Sanchez Capital Advisors, LLC since February 2010 and as Executive Vice President of Sanchez Oil & Gas Corporation since 2014. Mr. Willinger was also a co-founder, officer and director of Sanchez Resources from February 2010 to November 2017 when Sanchez Resources was acquired by Sanchez Energy Corporation. From 1998 to 2000, Mr. Willinger was an investment banker with Goldman, Sachs & Co. Mr. Willinger served in various private equity investment management roles at MidOcean Partners, LLC and its predecessor entity, DB Capital Partners, LLC, from 2000 to 2003 and at the Cypress Group, LLC from 2003 to 2006. Prior to joining Sanchez Capital Advisors, LLC, Mr. Willinger was a Senior Analyst for Silver Point Capital, LLC, a credit-opportunity fund, from 2006 to 2009.

SCHEDULE B
OWNERSHIP OF COMMON UNITS BY THE STONEPEAK FILING ENTITIES AND CERTAIN RELATED PERSONS
The following table sets forth the ownership of Common Units as of February 1, 2021, by the Stonepeak Filing Entities and, to the knowledge of the Stonepeak Filing Entities, certain related persons, including the executive officers and directors of the General Partner, and the securities transactions by those persons in Common Units during the 60 days prior to February 1, 2021:
Person	Number	Percentage of Outstanding Common Units(1)	Securities Transactions in Past 60 Days
Stonepeak Filing Entities(2)	45,947,272	75.5%	34,720,360
Alan S. Bigman	77,254	*	—
Michael Bricker	—	*	—
Jack Howell	—	*	—
Richard S. Langdon	81,827	*	—
Steven E. Meisel	—	*	—
Antonio R. Sanchez III(3)	35,320	*	—
Luke R. Taylor	—	*	—
Charles Ward	379,027	0.6%	—
Gerald F. Willinger	1,092,512	1.8%	—
Stonepeak Filing Entities and listed individuals as a group	47,613,212	78.2%	—

*
Less than 1%.

(1)
Based on 60,857,422 Common Units outstanding, which includes the 6,183,182 Common Units issuable upon exercise of the Warrant.

(2)
Includes 22,668,160 Common Units held directly by Stonepeak Catarina, approximately 6,183,182 Common Units that Stonepeak Catarina currently has the right to acquire upon exercise of the Warrant, 12,445,491 Common Units that Stonepeak Catarina has the right to acquire with respect to the Fourth Quarter Common Unit PIK Distribution and 4,650,439 Common Units held by SP Common Equity Subsidiary LLC (including 140,647 Common Units that are subject to vesting). Does not include the Common Units issuable upon satisfaction of the issuance conditions under the Common Unit PIK Distribution Agreement.

Stonepeak Catarina is the sole member of SP Common Equity Subsidiary LLC. Stonepeak Texas Midstream Holdco LLC is the managing member of Stonepeak Catarina Holdings LLC. Stonepeak Catarina Upper Holdings LLC is the majority owner member of Stonepeak Texas Midstream Holdco LLC. Stonepeak Infrastructure Fund (Orion AIV) LP is the managing member of Stonepeak Catarina Upper Holdings LLC. Stonepeak Associates LLC is the managing member of Stonepeak Texas Midstream Holdco LLC and the general partner of Stonepeak Infrastructure Fund (Orion AIV) LP. Stonepeak GP Holdings LP is the sole member of Stonepeak Associates LLC. Stonepeak GP Investors LLC is the general partner of Stonepeak GP Holdings LP. Stonepeak GP Investors Manager LLC is the managing member of Stonepeak GP Investors LLC. Mr. Dorrell serves as a managing member of Stonepeak GP Investors Manager LLC.
(3)
Does not include 140,647 Common Units subject to vesting which have been pledged to Stonepeak Catarina pursuant to the Contribution Agreement.

B-1